UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Curbline Properties Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2026 Annual

Meeting of Stockholders

& Proxy Statement

Notice of Annual Meeting of Stockholders

To the Stockholders of Curbline Properties Corp.:

The 2026 Annual Meeting of Stockholders of Curbline Properties Corp. will be held as follows:

When:	10:00 a.m. Eastern Time, Thursday, May 7, 2026.

Where:	The Annual Meeting will be held in a virtual meeting format only, via live webcast at www.meetnow.global/MX2X6KG. You will not be able to physically attend the Annual Meeting in person.

Items of Business:
•
Election of two Class II directors.
•
Approval, on an advisory basis, of the compensation of the Company’s named executive officers.
•
Approval, on an advisory basis, of the frequency for future stockholder advisory votes to approve the compensation of the Company’s named executive officers.
•
Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
•
Transact such other business as may properly come before the Annual Meeting.

Who Can Vote:	Stockholders of record at the close of business on March 12, 2026 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

Voting by Proxy:

Stockholders may:

•
Complete, date and sign the accompanying proxy card and return it in the enclosed envelope; or
•
Vote their shares by telephone or over the Internet as described in the accompanying proxy statement.

Internet Availability of Proxy Materials:

We have elected to provide access to our proxy materials on the Internet under the Securities and Exchange Commission’s “notice and access” rules instead of mailing printed copies of those materials to each stockholder. We have sent to our stockholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials, which are available on the Internet at www.proxydocs.com/curb.

By Order of the Board of Directors,

Lesley Solomon

Executive Vice President,

General Counsel and Secretary

Dated: March 24, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2026:

The Company’s 2026 Proxy Statement and 2025 Annual Report to Stockholders
are available free of charge at www.proxydocs.com/curb.

2026 Proxy Statement

Pay Versus Performance	50
Equity Compensation Plan Information	54
Proposal Three: Approval, on an Advisory Basis, of the Frequency of Future Stockholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers	55
Proposal Summary and Board Recommendation	55
Recommendation on the Frequency of Say-on-Pay Votes	56
Proposal Four: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm	57
Proposal Summary and Board Recommendation	57
Fees Paid to PricewaterhouseCoopers LLP	58
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	58
Auditor Independence	58
Audit Committee Report	59
Corporate Governance and Other Matters	60
Codes of Ethics	60
Reporting and Non-Retaliation Policy	61
Related-Party Transactions	61
Security Ownership of Certain Beneficial Owners	62
Waiver Agreement with Mr. Otto	63
Delinquent Section 16(a) Reports	63
Stockholder Proposals for 2027 Annual Meeting of Stockholders	64
Householding	65
Communications with Our Board of Directors	65
Frequently Asked Questions	66
Why did you send me this proxy statement?	66
Who is entitled to vote at the Annual Meeting?	66
How do I attend and vote at the virtual Annual Meeting?	66
How many votes do I have?	67
How do I vote by proxy?	67
May I revoke my proxy?	68
Who is soliciting my proxy?	68
Can I receive these proxy materials by email in the future?	68
What constitutes a quorum?	69
What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?	69
Annex A	A-1

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This Proxy Statement Summary contains highlights and information that can be found elsewhere in this proxy statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire proxy statement. References in this proxy statement to “we,” “our,” “us,” the “Company” or “Curbline” refer to Curbline Properties Corp., and references in this proxy statement to the “2026 Annual Meeting” or the “Annual Meeting” refer to the 2026 annual meeting of Curbline stockholders.

2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 7, 2026 at 10:00 a.m. Eastern Time
Location:

We will hold the 2026 Annual Meeting in a virtual meeting format via the Internet at www.meetnow.global/MX2X6KG. You will not be able to physically attend the Annual Meeting in person. For more information on how to attend and vote at the Annual Meeting, see “Frequently Asked Questions—How do I attend and vote at the virtual Annual Meeting?” on page 66 of this proxy statement.

Record Date:	March 12, 2026
Mail Date:

This proxy statement and the accompanying Notice of Annual Meeting of Stockholders, 2025 Annual Report and proxy card will be mailed or made available on or about March 24, 2026 to all stockholders of record entitled to vote at the Annual Meeting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Matter		Page	Board Recommendation
Proposal One	Election of two Class II directors	10	For each director nominee
Proposal Two	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	23	For
Proposal Three	Approval, on an advisory basis, of the frequency of future stockholder advisory votes to approve the compensation of the Company’s named executive officers	55	For Every “1 Year”
Proposal Four	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026	57	For

HOW TO VOTE

Stockholders of record (i.e., stockholders who own shares in their own name as reflected in the records of our transfer agent, Computershare Trust Company, N.A. (“Computershare”)) may vote their shares in any of the following ways:

By Internet: To submit a proxy over the Internet, go to www.investorvote.com/curb. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or proxy card.

By Telephone: To submit a proxy by telephone, call toll free 1-800-652-8683. You will need the control number that appears on your Notice of Internet Availability or proxy card.

By Mail: If you received a full paper set of proxy materials, date and sign your proxy card and mail it in the enclosed, postage-paid envelope. You do not need to mail the proxy card if you are submitting your proxy by Internet or telephone.

At the Meeting: To vote at the Annual Meeting, visit www.meetnow.global/MX2X6KG. You will need the control number that appears on your Notice of Internet Availability or proxy card.

Curbline Properties Corp. | 2026 Proxy Statement 1

PROXY STATEMENT SUMMARY

Stockholders whose shares are held of record by a broker, bank, trust or other nominee may vote their shares by following the instructions provided by such broker, bank, trust or other nominee or at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, you must register in advance in order to vote electronically at the Annual Meeting. To register in advance, you must forward a legal proxy from your broker, bank, trust or other nominee holding your shares to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Monday, May 4, 2026. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MX2X6KG and enter your control number.

Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

2026 CONTINUING DIRECTORS AND DIRECTOR NOMINEES

					Current Committee Memberships
Director Name	Age	Since	Independent	Class	AUdit	Nominating & Sustainability	Compensation
Linda B. Abraham	63	2024	Yes	I	✓	✓
Terrance R. Ahern**	70	2024	Yes	III	✓		Chair
Jane E. DeFlorio*	55	2024	Yes	II	Chair		✓
David R. Lukes	56	2024	No	I
Victor B. MacFarlane	74	2024	Yes	III		Chair
Alexander Otto	58	2024	Yes	III
Barry A. Sholem*	70	2024	Yes	II		✓	✓

*Nominee for re-election as a Class II director at the Annual Meeting.

**Chairman of the Board.

Our Board strives to maintain an independent, balanced and diverse set of directors that collectively possess the expertise to ensure effective oversight of management.

COMPANY OVERVIEW AND 2025 PERFORMANCE HIGHLIGHTS

Curbline Properties Corp. is a Maryland corporation formed to own and manage a portfolio of convenience shopping centers and as of December 31, 2025 our portfolio consisted of 176 convenience shopping centers aggregating 4.8 million square feet of owned gross leasable area (“GLA”). We have elected to be taxed as a real estate investment trust (“REIT”) commencing with our initial taxable year ending on December 31, 2024.

Convenience shopping centers are generally positioned on the curbline of well-trafficked intersections and major vehicular corridors, offering excellent access and visibility, dedicated parking and often include drive-thru units, with approximately half of Curbline properties having at least one drive-thru unit as of December 31, 2025. The properties generally consist of a homogeneous row of primarily small-shop units leased to a diversified mixture of national, regional and local service and restaurant tenants that cater to daily convenience trips from the growing suburban population. The property type’s standardized site plans and the depth of leasing prospects that can utilize existing square footage generally reduce operating capital expenditures relative to other retail real estate formats and provide significant tenant diversification. As of December 31, 2025, the average GLA of a property in the Curbline portfolio was approximately 27,000 square feet with 94% of base rent generated by units of less than 10,000 square feet.

2 Curbline Properties Corp. | 2026 Proxy Statement

PROXY STATEMENT SUMMARY

Curbline is the first and only publicly traded company that is focused exclusively on convenience shopping centers, which have historically been owned and managed by private and individual investors in local markets or as part of larger, more diversified real estate portfolios. As of December 31, 2025, there were over 68,000 convenience properties in the United States (950 million square feet of GLA). This highly fragmented but liquid market, along with the Company’s balance sheet capacity and liquidity position, provides a substantial addressable opportunity for Curbline to scale and differentiate itself as the first mover public REIT exclusively focused on convenience assets.

Our acquisition strategy is focused on a number of real estate and financial factors including demographics, property access and visibility, vehicular traffic, tenant credit, rent mark-to-market opportunities and prospects for cash flow growth. The Company’s current portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes with a portfolio average of approximately $121,000 as compared to the national median household income of $83,730.

Prior to the Company’s spin-off on October 1, 2024 (the “Spin-Off”), the Company was a wholly owned subsidiary of SITE Centers Corp. (“SITE Centers”).

Transactions, capital markets and operational highlights for the year ended December 31, 2025 include:

Transactions and Capital Markets
•
Acquired 79 convenience shopping centers for an aggregate purchase price of $788.4 million.
•
Sold 3.3 million shares of common stock under the Company’s $250.0 million at-the-market (“ATM”) equity offering program on a forward basis for expected gross proceeds before issuance costs of $75.5 million, with the shares expected to settle in 2026.
•
In May 2025, Fitch Ratings assigned the Company a Long-Term Issuer Default Rating of 'BBB' with a Stable Rating Outlook resulting in a reduction in the rates payable on the Company’s credit facilities.
•
Drew $100 million on the Company’s existing term loan facility and raised $500 million of additional debt capital through the combination of a new term loan and two private placement note offerings.
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Declared four quarterly cash dividends of $0.16 per share of common stock paid in each of April, July, and October 2025 and January 2026 and a special cash dividend of $0.03 per share of common stock paid in January 2026.

Operations
•
Achieved net income of $39.8 million, or $0.37 per diluted share, and Operating Funds from Operations (“Operating FFO”) attributable to Curbline of $112.0 million, or $1.06 per diluted share, for the year.*
•
Generated same property net operating income growth of 3.3% in 2025.*
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Aggregate 2025 capital expenditures as a percentage of net operating income were significantly less than the shopping center industry average for the comparable period.*
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Signed new leases and renewals for approximately 0.5 million thousand square feet of GLA, which included approximately 0.2 million of new leasing volume.
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Achieved cash new leasing spreads of 19.4% and cash renewal leasing spreads of 8.0% and straight-lined new leasing spreads of 34.6% and straight-lined renewal leasing spreads of 18.3%, for comparable leases executed in 2025.
•
Portfolio leased rate was 96.7% at December 31, 2025 compared to 95.5% at December 31, 2024.

Curbline Properties Corp. | 2026 Proxy Statement 3

PROXY STATEMENT SUMMARY

• Portfolio occupancy was 94.1% at December 31, 2025 compared to 93.9% at December 31, 2024.

*Operating FFO, same property net operating income and net operating income are non-GAAP metrics. See Annex A for more information about non-GAAP financial measures disclosed in this proxy statement, including a reconciliation to the most comparable measure calculated in accordance with GAAP.

The graph below presents the Company's cumulative total stockholder returns relative to the performance of the Russell 2000 Index and the FTSE NAREIT Shopping Centers REITs Total Return Index. The graph assumes $100 invested at the closing price of the Company's common stock on the New York Stock Exchange and each index on October 1, 2024 (the first day of Curbline trading) and assumes the reinvestment of all dividends and distributions. The stock price performance shown on this graph may not be indicative of future price performance.

	10/1/24 ($)	12/31/24 ($)	12/31/25 ($)
Curbline Properties Corp.	100.00	103.85	106.88
Russell 2000 Index	100.00	100.33	113.18
FTSE NAREIT Shopping Centers REITs Total Return Index	100.00	101.44	97.54

4 Curbline Properties Corp. | 2026 Proxy Statement

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to the highest standards of corporate governance, which we believe will ensure that the Company is managed for the long-term benefit of our stakeholders. We monitor developments and best practices in corporate governance and consider feedback from stockholders when evaluating our governance, policies and structure.

Director Elections
•
Six of our seven directors are independent
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Majority voting for directors in uncontested elections
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Beginning at the 2027 annual meeting, the annual election of all directors (with no ability to reclassify the board without stockholder consent thereafter)

Board Practices
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Separate independent Chairman of the Board and Chief Executive Officer (“CEO”)
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Significant Board oversight of business strategy
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Regular executive sessions of independent directors
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Annual executive officer succession planning discussions
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Annual self-evaluations of the Board and each of its committees
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Anti-overboarding policy limiting service on other public company boards
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Oversight of enterprise risk management function

Stockholder Rights
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Proxy access (3% ownership, 3 years, greater of 2 nominees or 20% of Board)
•
Ability to amend our Charter by majority vote
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Ability to amend our Bylaws by majority vote
•
Ability to call special meetings (majority voting power)
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Ability to act by unanimous written consent

Other Policies
•
Robust code of ethics for our directors, officers and all Company employees with annual training programs, along with supplementary code of ethics for senior financial officers
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Prohibition on pledging, hedging and other derivative transactions in Company securities by directors and officers
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Stock ownership requirements for directors and executive officers
•
No poison pill in effect

Curbline Properties Corp. | 2026 Proxy Statement 5

PROXY STATEMENT SUMMARY

SUSTAINABILITY HIGHLIGHTS

We have been working since the Spin-Off to implement and advance sustainability initiatives to position the Company and its assets for the future. Led by our Sustainability Steering Committee, Curbline continues to review opportunities to invest in our employees, properties and communities and we expect to complete the Global Real Estate Sustainability Benchmark (GRESB) assessment in 2026.

Sustainability highlights for the year ended December 31, 2025 include:

Environmental
•
Sustainability Reporting at Curbline Properties. Tenants at our properties control and are typically directly responsible for energy and water consumption with respect to their units, and tenants’ utilization of these utilities encompasses the significant majority of natural resources utilized at the Company’s shopping centers. As a result, our sustainability reporting and initiatives are focused on the areas of our properties where we maintain daily control which primarily includes the exterior shell of our buildings and our properties’ exterior common areas.
•
Green Lease Platform. We aim to include green lease provisions in new lease agreements whenever practicable subject to negotiation with our tenants. Green lease provisions allow us to implement property level initiatives in an effort to lower energy or utility usage and the resulting environmental impact where costs may be passed along to tenants. The provisions also allow us to implement a sustainability plan permitting us, as the landlord, to collect data such as energy usage to assist in reporting. In 2025, approximately 83% of new leases executed contained green lease language.
•
Acquisitions. As part of our acquisition process, we complete a comprehensive property condition report, including surveying all HVAC equipment to identify the approximate age of the mechanical units and identify any that may be underperforming or appropriate for upgrades.
•
HVAC Upgrades. From January 1, 2025, through December 31, 2025, Curbline invested approximately $675,000 (including labor, materials, and equipment) to upgrade HVAC units as part of tenant buildouts and redevelopment projects. Although our tenants are not required to report their energy usage or cooling costs to us, these upgrades are expected to decrease energy usage.
•
Roofing Upgrades. From January 1, 2025, through December 31, 2025, Curbline invested approximately $2.2 million (including labor, materials, and equipment) to upgrade to white roofing across the portfolio. White roofing reflects the sunlight helping buildings stay cooler and reduce energy consumption and greenhouse gas emissions.

Social	•
•
Community Engagement. Curbline supports the communities where it operates and local entrepreneurship by hosting monthly small business markets, providing a platform for local business owners to connect with shoppers, and supporting nearby nonprofits.
•
Compensation and Benefits. Curbline offers a broad range of benefits and believes its compensation packages and benefits are competitive with others in our industry. Benefits include paid parental leave, Company-provided life & disability benefits, and Company contributions to the Curbline 401(k) plan and health savings accounts (“HSAs”).
•
Tenure. 64% of Curbline employees have been with Curbline (or its predecessor) for over 5 years and 12% for over 10 years.
•
Community Impact Days. All employees receive two paid days per year to volunteer for a local charity or make an impact on their community.

6 Curbline Properties Corp. | 2026 Proxy Statement

PROXY STATEMENT SUMMARY

COMPENSATION PRACTICES

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs. Our compensation programs reward executives for delivering superior returns and for achieving financial and non-financial measures of performance that enhance long-term stockholder and stakeholder value. The following are key features of our executive compensation programs.

	What We Do		What We Don’t Do

✓

We tie pay to performance by making a significant portion of compensation variable and “at risk.” Our CEO’s target annualized pay is 65% at risk based on Company performance, and less than $100,000 of his compensation is fixed, with the remainder of his non-performance-based compensation tied to service and the Company’s stock price performance.

		X	We do not encourage excessive risk taking by aligning performance-based compensation to stockholder outcomes.
		X	We do not guarantee minimum incentive bonus awards.
		X	We do not provide for uncapped bonuses.
		X	We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.
✓	Annual incentive pay is based on one or more performance metrics, which are established at the beginning of each year, and individual performance.
		X	We do not allow for repricing of stock options without stockholder approval.
✓	A significant portion of the value of long-term performance incentives depends on relative stockholder return.
		X	We do not include excise tax gross-up provisions in our executive compensation arrangements.
✓	The Compensation Committee is comprised solely of independent directors.
		X	We do not offer excessive perquisites or special health and welfare plans to executives.
✓	The Compensation Committee has engaged an independent compensation consultant.
✓	Employment agreements for executive officers include double-trigger change-in-control severance benefits.

Curbline Properties Corp. | 2026 Proxy Statement 7

PROXY STATEMENT SUMMARY

Pay Aligned With Performance

Our executive compensation is aligned with Company performance. Approximately 65% of the targeted level of annualized compensation for our CEO is variable and “at risk” based on Company performance. Further, and as described in more detail in the “Executive Compensation Tables and Disclosure” section, less than $100,000 of his compensation is fixed, and the remainder of his non-performance based compensation is structured as a one-time equity award in lieu of base salary (the “One-Time Salary Equity Award”) and annual time-based equity grants with their value tied to the Company’s share price and the CEO’s continued service with the Company. As a result, a total of 98% of our CEO’s target annualized compensation is variable and “at risk.”

* Includes the annualized target value of the one-time performance-based award of operating partnership units (“LTIP units”), described further in the “2025 NEO Compensation Program – LTIP Units” section below, granted in October 2024 that remains subject to performance-based vesting.

** Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,000,000 (maximum). Mr. Lukes can elect to receive the value of his annual incentive award in service-based restricted stock awards (“RSAs”) or LTIP units at a 20% premium.

*** Includes the annualized grant date fair value of service-based LTIP units granted to Mr. Lukes in October 2024, referred to as his One-Time Salary Equity Award which remains subject to service-based vesting, as well as the service-based equity awards granted to Mr. Lukes annually during the term of his employment agreement.

2025 Executive Compensation Key Decisions

In February 2025, the Compensation Committee established our 2025 annual incentive compensation program. This program included both a quantitative performance metric, namely Operating FFO, and subjectively-evaluated qualitative performance. The quantitative metric comprised 50% of the program’s overall assessment of executive performance. The remaining 50% of the annual incentive award program involved a qualitative assessment of each named executive officer’s individual performance.

8 Curbline Properties Corp. | 2026 Proxy Statement

PROXY STATEMENT SUMMARY

Based on the Compensation Committee’s evaluation in early 2026 of executive performance during 2025, including the Company’s achievements outlined in “Company Overview and 2025 Performance Highlights” above, Messrs. Lukes (President and CEO), Conor M. Fennerty (Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)) and John M. Cattonar (EVP and Chief Investment Officer) and Ms. Lesley H. Solomon (EVP and General Counsel) were awarded 2025 incentive compensation payouts of $2,400,000 (which included a 20% premium because it was in the form of equity), $900,000, $750,000 and $300,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements in effect at the end of 2025. Mr. Lukes received his annual incentive plan award in the form of service-based LTIP units that will vest ratably on an annual basis over three years. All other executives received their 2025 incentive compensation payments in cash.

In October 2025, the Compensation Committee approved the grant of performance-based RSAs (“PRSAs”) to Messrs. Fennerty and Cattonar and Ms. Solomon based (1) 50% on the percentile rank of the Company’s total shareholder return (“TSR”) measured over the approximately three-year performance period as compared to the TSR of a defined group of peer companies and (2) 50% on the absolute growth of the Company’s Operating FFO per diluted share over an approximately three-year performance period, with a maximum payout of 250% of target and subject generally to the executives’ continued employment with us.

Mr. Lukes did not receive a long-term performance award during 2025 and no long-term performance awards were earned or paid-out during 2025.

For more details on 2025 executive compensation, including factors considered by our Compensation Committee in evaluating the qualitative elements of the 2025 annual incentive compensation program, see the “Compensation Discussion and Analysis” section beginning on page 26 of this proxy statement and the 2025 Summary Compensation Table on page 38 of this proxy statement.

Curbline Properties Corp. | 2026 Proxy Statement 9

Proposal One: Election of

Two Class II Directors

Proposal Summary and Board Recommendation

Our Board currently consists of seven members, and our Charter initially divides the Board into three classes, designated as Class I, Class II and Class III. The three director classes are as follows:

•
Class I, consisting of Linda B. Abraham and David R. Lukes, each of whom was re-elected at the 2025 annual meeting and whose term will expire at the 2027 annual meeting.
•
Class II, consisting of Jane E. DeFlorio and Barry A. Sholem, each of whose term will expire at the 2026 Annual Meeting.
•
Class III, consisting of Terrance R. Ahern, Victor B. MacFarlane and Alexander Otto, each of whose term will expire at the 2027 annual meeting.

Our Charter contains a sunsetting provision for the classified nature of our Board such that our Board will be fully declassified at the 2027 annual meeting. At each annual meeting of stockholders held thereafter, the successors to the directors whose terms expire will be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election.

Upon the recommendation of our Nominating and Sustainability Committee, our Board has nominated for election each of the Class II directors, whose terms expire at the Annual Meeting, to serve until the 2027 annual meeting of stockholders and until a successor has been duly elected and qualifies. Each director nominee is currently serving as a Class II director and was originally identified and recommended to serve as a director in connection with their service on the board of directors of SITE Centers prior to the Spin-Off.

At the Annual Meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to elect the two Class II director nominees identified above. If any of the director nominees is not a candidate when the election occurs for any reason and the size of our Board remains unchanged, then our Board intends that proxies will be voted for the election of a substitute director nominee designated by our Board as recommended by the Nominating and Sustainability Committee.

BOARD RECOMMENDATION:

“FOR” ALL CLASS II DIRECTOR NOMINEES

10 Curbline Properties Corp. | 2026 Proxy Statement

Director Nominees Whose Terms Expire at the Annual Meeting

Our Board has nominated and recommends that stockholders vote “FOR” the election of each of the following director nominees, each to serve until the 2027 annual meeting of stockholders and until a successor has been duly elected and qualified.

JANE E. DEFLORIO

Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio has served on our Board since September 2024. Ms. DeFlorio was managing director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Ms. DeFlorio has served as an independent director and chair of the audit committee of Vivid Seats Inc. (NASDAQ: SEAT) since 2021, where she also serves on the nominating and corporate governance and compensation committees. She also served as an independent director and chair of the audit committee of SITE Centers from 2017 until 2024 and as an independent director of Perry Ellis International, Inc. from 2014 to 2018. She serves on the board of directors for the Museum at Fashion Institute of Technology. She also serves on the advisory council for the School of Engineering at the University of Notre Dame. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her ten years of service on public company boards, Ms. DeFlorio is highly qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

Director since: 2024 Age: 55 Independent: yes Committees: Audit (Chair), Compensation

BARRY A. SHOLEM

Chairman and Advisory Partner of BDT & MSD Partners (real estate investments)

Background: Barry A. Sholem has served on our Board since September 2024. Mr. Sholem is chairman and advisory partner of BDT & MSD Partners. He served as head of real estate since its inception when he founded the group and joined MSD Capital as a partner in 2004. Prior to joining BDT & MSD Partners, Mr. Sholem served from 1994 to 2004 as founder and chairman of DLJ Real Estate Capital Partners (DLJRECP), a series of multi-billion-dollar real estate private equity funds with investments across the United States, Europe and Japan. Prior to that, Mr. Sholem worked at Goldman Sachs in New York, London, Tokyo and Los Angeles and ultimately led the Real Estate Principal Investment Area and Real Estate Investment Banking on the West Coast. Mr. Sholem also sat on the boards of several public companies including SITE Centers, from 1998 to 2018 and from 2022 until 2024, Retail Value Inc. (“RVI”), from 2018 until 2022, and, since 2023, has served on the board of directors of Hudson Pacific Properties, Inc. (NYSE: HPP). He is currently a member of the Urban Land Institute (“ULI”), the Real Estate Roundtable, the UC Berkeley Real Estate Advisory Board and the Brown University Presidents Leadership Council. Mr. Sholem received an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management and a B.A. in Economics and Political Science from Brown University.

Qualifications: Mr. Sholem’s qualifications to serve on the Board include years of experience leading the real estate groups of investment firms. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with ULI and ICSC.

Director since: 2024 Age: 70 Independent: Yes Committees: Compensation, Nominating and Sustainability

Curbline Properties Corp. | 2026 Proxy Statement 11

Continuing Directors whose Terms Expire at the 2027 Annual Meeting

LINDA B. ABRAHAM

Managing Director of Crimson Capital (early-stage technology company investing and consulting)

Background: Ms. Abraham has served on our Board since September 2024. Since 2014, Ms. Abraham has served as managing director of Crimson Capital, which invests in and advises a broad range of early-stage technology companies spanning data/analytics, machine learning, e-commerce, educational technology, clean energy and healthcare. From 1999 to 2013, Ms. Abraham co-founded and served as executive vice president of comScore, a leader in digital measurement and analytics which went public in 2007. Ms. Abraham served as an independent director of SITE Centers from 2018 until 2024. Ms. Abraham also served as an independent director and chair of the compensation committee of Carlotz, Inc., an online consignment company for used vehicles, from 2021 until 2022. Additionally, she serves on the board of Tiger 21, a member-based organization focused on investment management and education, and previously served for a decade on the board of the School of Data Science at the University of Virginia (2015-2025). She is also a 2026 Fellow in Harvard’s Advance Leadership Initiative program. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Qualifications: Ms. Abraham’s qualifications to serve on the Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is critical to the Company’s efforts to understand shopping patterns and merchandise mix.

Director since: 2024 Age: 63 Independent: Yes Committees: Audit, Nominating and Sustainability

TERRANCE R. AHERN

Chairman of the Board, Curbline

Background: Mr. Ahern has served on our Board since September 2024. Mr. Ahern served as co-founder, principal and chief executive officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986, until his retirement in May 2022 and served as chairman emeritus until 2024. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern served as an independent director of SITE Centers from 2000 until 2024 and as chairman of the board of directors of SITE Centers from 2011 until 2024. Mr. Ahern has also served as an independent director of KKR Real Estate Finance Trust (NYSE: KREF) since 2017. Mr. Ahern previously served as an independent director on the board of directors of Berkshire Realty, Inc. (NYSE: BRI) from 1997 until the company was taken private in 1999. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (“PREA”), National Association of Real Estate Investment Trusts (“NAREIT”), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the board of directors of PREA and the board of editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT, and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 35 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience have provided Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

Director since: 2024 Age: 70 Independent: Yes Committees: Compensation (Chair), Audit

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DAVID R. LUKES

President and Chief Executive Officer, Curbline and SITE Centers

Background: Mr. Lukes has served as the President and Chief Executive Officer of Curbline since November 2023 and as a member of our Board since July 2024. He has served as the president and chief executive officer of SITE Centers and has been a member of the SITE Centers board of directors since March 2017. Mr. Lukes previously served as chief executive officer of Equity One, Inc. (“Equity One”), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s board of directors, from 2014 until 2017. Prior to joining Equity One, Mr. Lukes served as president and chief executive officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 through 2014. In addition, Mr. Lukes served as the president and chief executive officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its chief operating officer from 2008 to 2010. Mr. Lukes has also served as president, chief executive officer and director of RVI, which previously owned and operated shopping centers located in the continental U.S., since April 2018 and as a director of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region, the shares of which are traded on the Nasdaq Helsinki stock exchange, since 2017. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University. Mr. Lukes also serves as a member of the Advisory Board of Governors of NAREIT.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his position as a member of SITE Center’s senior management, his prior experiences as chief executive and director of other shopping center owners and operators, his familiarity with the retail REIT industry and his extensive expertise and experience in retail real estate development and operations.

Director since: 2024 Age: 56 Independent: No

VICTOR B. MACFARLANE

Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane has served on our Board since September 2024. Mr. MacFarlane is chairman and chief executive officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors and has more than 45 years of real estate investment experience. Mr. MacFarlane has served as an independent director of Veris Residential, Inc. (NYSE: VRE) since 2021 and currently serves on its audit committee and compensation committee. Mr. MacFarlane also served as an independent director of SITE Centers from 2002 until 2024. Mr. MacFarlane is a co-founder and emeritus board member of the Real Estate Executive Council, a member and former trustee of the Urban Land Institute and a member and former director of PREA.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 45 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

Director since: 2024 Age: 74 Independent: Yes Committees: Nominating and Sustainability (Chair)

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ALEXANDER OTTO

Chief Executive Officer, ECE Group GmbH & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served on our Board since September 2024. Mr. Otto has served as the chief executive officer of ECE Group GmbH & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford, Harvard College and Harvard Business School. Mr. Otto served on the SITE Centers board of directors from 2015 until 2024. Mr. Otto is a member of the board of directors, or equivalent governing body, of privately held company Otto Group. Mr. Otto served as a director of publicly traded company Deutsche EuroShop AG, which owns and operates retail real estate assets in Europe, from 2002 until 2022 and of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, from 2014 until 2019. Additionally, Mr. Otto is the chairman of HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Global Advisory Council and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

Director since: 2024 Age: 58 Independent: Yes

Independent Directors

Our Board has affirmatively determined that, excluding Mr. Lukes, (i) all directors who served during 2025 were, and (ii) all directors nominated by the Board for election in 2026 are, independent within the meaning of the rules of the New York Stock Exchange (“NYSE”) and, as applicable, the rules of the Securities and Exchange Commission (“SEC”), including with respect to the applicable director’s service on the Compensation and/or the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or director nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each director or director nominee has with us (either directly or indirectly), and only those directors or director nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

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Director Qualifications and Review of Director Nominees

The Nominating and Sustainability Committee will periodically review the composition of our Board as a whole and recommend, if necessary, actions to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Sustainability Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of directors and requesting the resignation of directors for purposes of ensuring the requisite skill sets and commitment of the directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a director candidate, the Nominating and Sustainability Committee will consider factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity, skills and expertise of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Sustainability Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Sustainability Committee will consider suggestions forwarded by stockholders to our Secretary concerning qualified candidates for election as directors. To recommend a prospective candidate for the Nominating and Sustainability Committee’s consideration and potential recommendation to the Board for nomination for director, a stockholder may submit the candidate’s name and qualifications to our Secretary at the following address: 320 Park Avenue, New York, New York 10022. The Nominating and Sustainability Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new directors, the Nominating and Sustainability Committee will consider those guidelines described above. The Nominating and Sustainability Committee will consider a pool of potential Board candidates established from recommendations from stockholders and third parties, including management and current directors. The Nominating and Sustainability Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Bylaws set forth the requirements with respect to the nomination of candidates for director by stockholders.

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Proxy Access

Our Bylaws provide proxy access pursuant to which a stockholder or group of up to 20 stockholders satisfying specified eligibility requirements may include director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such stockholders must, among other requirements:

•
have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares continuously for at least three years;
•
represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholders do not presently have such intent; and
•
provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of stockholders (unless the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of director nominees that may be submitted pursuant to these provisions will be the greater of (i) 20% of the directors up for election and (ii) two.

Majority Vote Standard

Consistent with best corporate governance practices, the Bylaws provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections of directors. An election of directors is contested when the number of nominees for election as a director exceeds the number of directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the director nominee’s election and an affirmative majority of the total number of votes cast “For” or “Against” a director nominee will be required for election. Stockholders are entitled to abstain with respect to the election of a director nominee. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

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Board Governance

BOARD LEADERSHIP

Our Corporate Governance Guidelines provide that our Board will determine the leadership structure of the Board as appropriate to the Company’s circumstances from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interest of the Company. At this time, our Board has determined that having a non-management, independent director serve as Chairman of the Board is the appropriate leadership structure for the Company. Currently, Mr. Ahern serves Chairman of the Board and Mr. Lukes serves as CEO.

The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

•
Ensure that our Board fulfills its oversight and governance responsibilities;
•
Consult and advise on any operational matters as requested by our CEO;
•
Coordinate the Board’s self-assessment and evaluation process;
•
Serve as liaison between the Company’s management and the non-management directors;
•
Coordinate the Board’s annual review of, and input to, the Company’s strategic plan;
•
Assist the Nominating and Sustainability Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;
•
Preside over meetings of our stockholders; and
•
Provide leadership to our Board and set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management directors.

Our Board at this time believes that having an independent Chairman of the Board, separate from our CEO, effectively distributes oversight and leadership between the independent directors and management and allows our CEO to focus primarily on the day-to-day leadership of the Company and the execution of the Company’s strategy, while our Chairman of the Board leads our Board’s oversight of management, risks and corporate governance matters. By serving as a director, our CEO also is able to provide valuable insights on the Company’s operations and management’s perspective to the Board. This leadership structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Our Board believes that it is important to retain flexibility with respect to its leadership structure in order to best fulfill the needs and opportunities of the Company at that time. If the positions of Chairman and CEO were held by the same individual, or if the Chairman was otherwise not independent, the independent members of the Board may designate an independent director to serve as the lead independent director.

MEETINGS OF OUR BOARD

In 2025, our Board held four meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of meetings of the Board that were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting, and all of our directors attended the 2025 annual meeting.

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To ensure the Board’s operational effectiveness, our Board, through the Nominating and Sustainability Committee, conducts and reviews its operations through a self-assessment and evaluation process on an annual basis. The Nominating and Sustainability Committee facilitates input from all directors and reports to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically on areas in which the Board or management believes that the Board could improve.

MEETINGS OF NON-MANAGEMENT AND INDEPENDENT DIRECTORS

The non-management directors meet in executive session at least quarterly. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent directors meet at least once per year to the extent our Board includes one or more non-management directors who are not independent.

COMMITTEES OF OUR BOARD

During 2025, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and Sustainability Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.curbline.com, under “Investors-Governance-Governance Documents.” Each of the Audit Committee, Compensation Committee and Nominating and Sustainability Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this proxy statement, and you should not consider such information to be part of this proxy statement.

Audit Committee

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; and the assessment and management of enterprise risk, including risks related to cybersecurity, data privacy and information technology. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2025 meets audit committee financial literacy requirements and that Ms. DeFlorio, the Chair of the Audit Committee, and Mr. Ahern are “audit committee financial experts” within the meaning of Item 407 of Regulation S-K under the federal securities laws.

Meetings: The Audit Committee held five meetings in 2025.

Members: • Ms. DeFlorio (Chair) • Mr. Ahern • Ms. Abraham

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Compensation Committee

Responsibilities: The Compensation Committee reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for directors; oversees the Company’s equity compensation and executive benefit plans; reviews and discusses with management the Compensation Discussion and Analysis and, based on such review and discussion, determines whether to recommend its inclusion in the Company’s annual report on Form 10-K and annual proxy statement, and produces the annual report on executive compensation for inclusion in the annual proxy statement. The Compensation Committee may engage a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness. The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers, including certain equity award grant authority subject to the requirements of applicable law and the terms of our equity plan.

Independence: All of the members of the Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee.

Meetings: The Compensation Committee held four meetings in 2025.

Members: • Mr. Ahern (Chair) • Ms. DeFlorio • Mr. Sholem

Nominating and Sustainability Committee

Responsibilities: The Nominating and Sustainability Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as directors at each annual meeting of stockholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees sustainability matters; reviews and makes recommendations regarding any waivers under our Code of Business Conduct and Ethics with respect to officers and directors; and leads our Board in its annual review of the performance of our Board and works with other committees to ensure an effective and consistent process for annual committee reviews.

Independence: All of the members of the Nominating and Sustainability Committee are independent as defined in the NYSE listing standards.

Meetings: The Nominating and Sustainability Committee held four meetings in 2025.

Members: • Mr. MacFarlane (Chair) • Ms. Abraham • Mr. Sholem

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RISK OVERSIGHT

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal control over financial reporting, security of information technology systems and data, cybersecurity and legal and regulatory compliance. Our Audit Committee regularly reports to the Board with respect to its oversight of these areas. In addition, our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Sustainability Committee oversees risks related to our corporate governance structure and sustainability program. Our Board committees regularly report to the Board regarding their respective areas of oversight, including any risks arising from these areas.

COMPENSATION OF DIRECTORS

Director Compensation Program

Our director compensation program is intended to align the interests of our directors and our stockholders. During 2025, our non-employee directors were compensated in the form of an annual cash retainer. In 2024, our non-employee directors received an upfront RSA grant equal in value to $300,000 (“2024 Director RSAs”). The 2024 Director RSAs vest ratably on an annual basis over three years, subject to continued service on the Board. The first vesting event for the 2024 Director RSAs occurred on October 15, 2025.

Component	Amount	Vesting/Payable

Fixed-Dollar Upfront Grant	Equal in value to $300,000 upon initial appointment	Ratably over 3 years
Annual Cash Retainer	$75,000	Quarterly in cash

The director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee directors, which is paid quarterly in cash. Additionally, for Board meetings in excess of eight per year, non-employee directors will be paid a meeting fee in cash of $2,000 per meeting and the non-employee Chairman of the Board will be paid a meeting fee in cash of $3,000 per meeting.

Non-employee directors are also paid fees for service on certain committees, which are paid quarterly in cash.

	ADDITIONAL ANNUAL FEE

Committee	Chair ($)	Other Member ($)

Audit Committee	25,000	12,500
Compensation Committee	20,000	10,000
Nominating and Sustainability Committee	15,000	7,500

Additionally, for committee meetings per year in excess of six for the Audit Committee, four for Compensation Committee and four for the Nominating and Sustainability Committee, each non-chair member of such committees will be paid a meeting fee in cash of $2,000 per meeting, and the chair of each such committee will be paid a meeting fee in cash of $3,000 per meeting. Each director is also reimbursed for expenses incurred in attending Board and committee meetings because we view meeting attendance as integrally and directly related to the performance of the directors’ duties.

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2025 Director Compensation

In accordance with the compensation program described above, our non-employee directors received the following compensation during 2025:

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Terrance R. Ahern	207,500	—	207,500
Linda B. Abraham	95,000	—	95,000
Jane E. DeFlorio	110,000	—	110,000
Victor B. MacFarlane	90,000	—	90,000
Alexander Otto	75,000	—	75,000
Barry A. Sholem	92,500	—	92,500

(1) As of December 31, 2025, each of the directors owned 8,632 unvested RSAs, which will vest ratably and in equal amounts on October 15, 2026 and October 15, 2027. Dividends declared with respect to the unvested shares will be paid at the same time such dividends are paid to other holders of the Company’s common stock.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Each non-employee director must own shares of common stock or common stock equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a director (in other words, $375,000 worth of shares). This ownership requirement generally must be met no later than the fifth anniversary of the date restricted stock or common stock comprising a component of the director’s compensation are first granted to the director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-employee directors in order to align the interests of our non-employee directors with the investment interests of our stockholders. To this end, and unless otherwise approved by the Nominating and Sustainability Committee, each non-employee director is required to retain at least 50% of the common stock and common stock equivalents received by the director as compensation until such time as the minimum stock ownership requirement has been satisfied. As of December 31, 2025, all of our non-employee directors owned sufficient common stock or common stock equivalents to meet the requirements set forth in our stock ownership guidelines even though such requirements are not required to be met until October 15, 2029.

INSIDER TRADING POLICY

The Company has adopted a policy on insider trading (the “Insider Trading Policy”) governing the purchase, sale or other disposition of the Company’s securities by Curbline directors, officers, employees and certain of their related persons, and the Company, in order to promote compliance with insider trading laws, rules and regulations. In general, the Insider Trading Policy prohibits trading in Company securities, or in the securities of any other publicly held company by the Company’s directors, officers, employees and certain of their related persons at any time when they are in possession of material nonpublic information regarding the issuer of such securities. To help prevent violations of insider trading rules, the Insider Trading Policy requires all directors and officers at or above the level of senior vice president or an equivalent position to pre-clear all transactions in Company securities (and the adoption, amendment or termination of any 10b5-1 trading plan) with the Company’s general counsel. The Insider Trading Policy also imposes quarterly trading blackout periods which commence at the end of each fiscal quarter or year and expire at the close of business on the first business day following the release of financial results for such period.

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HEDGING AND PLEDGING POLICY

Our Board has adopted a policy prohibiting our directors and employees who are officers at or above the level of Vice President (or an equivalent position) from (1) holding Company stock in a margin account, (2) pledging Company stock as collateral for a loan or (3) using Company stock in hedging transactions, such as zero-cost collars, forward sale contracts, equity swaps and similar arrangements because the Board determined that such a policy is in the best interests of the Company and our stockholders. Currently, all directors, executive officers and, to our knowledge, other covered employees are in compliance with the applicable requirements of the Company’s policy.

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Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” compensation tables and related narratives and descriptions in our proxy statement for the 2026 Annual Meeting of Stockholders, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this proxy statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals that will enhance stockholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board. However, the Board values the views of our stockholders, and the Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

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We believe that you should vote “FOR” the approval, on a non-binding advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to operating and financial performance. At-risk elements such as annual incentives and long-term equity incentives comprised a significant portion of our overall executive remuneration. For these incentive plans, we established goals and objectives so that the level of compensation received appropriately corresponded to the executives’ contributions to the Company’s achievements. In addition, the vesting requirements of service-based equity awards are designed to encourage the retention of our named executive officers and the creation of stockholder value.

We believe you should vote “FOR” the 2025 compensation of our named executive officers because it was aligned with our actual 2025 performance and appropriately reflects the Company’s achievements resulting from their leadership.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the proxy statement for the 2026 Annual Meeting of Stockholders for filing with the SEC.

Compensation Committee Terrance R. Ahern, Chair Jane E. DeFlorio Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2025 were Terrance R. Ahern, Jane E. DeFlorio and Barry A. Sholem. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of the members of our Compensation Committee at the same time serves or served as an executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

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Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers ("NEOs") identified in the Summary Compensation Table below during 2025, including the elements of our compensation program for NEOs, material compensation decisions made by the Compensation Committee under that program for 2025 and the material factors considered in making those decisions. Our NEOs for the year ended December 31, 2025 are:

David R. Lukes—President and Chief Executive Officer;

Conor M. Fennerty—Executive Vice President, Chief Financial Officer and Treasurer;

John M. Cattonar—Executive Vice President and Chief Investment Officer; and

Lesley H. Solomon—Executive Vice President, General Counsel & Corporate Secretary.

executive summary

2025 Performance Highlights

Highlights of 2025 performance include the following:

•
Achieved net income of $39.8 million, or $0.37 per diluted share, and Operating FFO attributable to Curbline of $112.0 million, or $1.06 per diluted share, for the year.*
•
Acquired 79 convenience shopping centers for an aggregate purchase price of $788.4 million.
•
Generated same property net operating income growth of 3.3% in 2025.*
•
Aggregate 2025 capital expenditures as a percentage of net operating income were significantly less than the shopping center industry average for the comparable period.*
•
Signed new leases and renewals for approximately 0.5 million square feet of GLA, which included approximately 0.2 million square feet of new leasing volume.
•
Achieved cash new leasing spreads of 19.4% and cash renewal leasing spreads of 8.0% and straight-lined new leasing spreads of 34.6% and straight-lined renewal leasing spreads of 18.3%, for comparable leases executed in 2025.
•
Declared four quarterly cash dividends of $0.16 per share of common stock paid in each of April, July, and October 2025 and January 2026 and a special cash dividend of $0.03 per share of common stock paid in January 2026.

___________

*Operating FFO, same property net operating income and net operating income are non-GAAP metrics. See Annex A for more information about non-GAAP financial measures disclosed in this proxy statement, including a reconciliation to the most comparable measure calculated in accordance with GAAP.

26 Curbline Properties Corp. | 2026 Proxy Statement

Summary of 2025 NEO Target Compensation

As further described throughout this Compensation Discussion and Analysis, our 2025 compensation program consisted principally of base salary, annual incentive awards and annual long-term incentive awards. The base salary and target award values for each of our NEOs are included in the table below.

Name	Base Salary ($)	Target Annual Incentive ($)	Target Annual Long-Term Incentive ($)
David R. Lukes	50,000	1,000,000	800,000
Conor M. Fennerty	600,000	600,000	850,000
John M. Cattonar	500,000	500,000	750,000
Lesley H. Solomon	400,000	200,000	250,000

2025 Annual Incentive Compensation Program Overview

Our 2025 annual performance-based incentive compensation program for our NEOs was adopted by the Compensation Committee in February 2025 and was based upon a combination of quantitative and qualitative performance measures. 50% of our NEOs’ annual incentive awards for 2025 were linked to the Company’s performance during the year with respect to one key metric: Operating FFO. The remaining 50% of the annual incentive award determinations involved a qualitative assessment of each NEO’s performance with particular consideration given to the achievement of goals for which each executive was individually responsible. According to this design, and based on the achievements highlighted above and discussed in further detail below, the Compensation Committee approved annual incentive payouts to Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon for 2025 in the amounts of $2,000,000, $900,000, $750,000 and $300,000, respectively, which represented the maximum level of the annual incentive award opportunities provided in their employment agreements.

Mr. Lukes elected to receive his annual incentive payout in service-based LTIP units that will vest ratably on an annual basis over three years (resulting in a 20% increase in the aggregate amount to $2,400,000) as permitted by his employment agreement. In accordance with their employment agreements, annual incentives were paid to Messrs. Fennerty and Cattonar and Ms. Solomon in cash.

2025 Long-Term Incentive Compensation Program Overview

Annual Service-Based Equity Awards. Pursuant to the terms of their employment agreements and the Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan (the “2024 Equity Plan”), on February 22, 2025, Mr. Lukes was granted 32,391 service-based LTIP units having a value of approximately $800,000, which grant will generally vest ratably on an annual basis over three years, and Messrs. Fennerty and Cattonar and Ms. Solomon were granted 10,124, 6,076 and 4,052 service-based RSAs having a value of approximately $250,000, $150,000 and $100,000, respectively, which grants will generally vest ratably on an annual basis over four years.

2025 PRSAs. Pursuant to the terms of their employment agreements and the 2024 Equity Plan, on October 15, 2025, Messrs. Fennerty and Cattonar and Ms. Solomon were granted PRSAs having “target” values of approximately $600,000, $600,000 and $150,000, respectively, subject to an approximately three-year performance period beginning on October 15, 2025 and ending on November 20, 2028. These PRSAs may become earned and vested after the end of the performance period, if at all, based (1) 50% on the percentile rank of the Company’s TSR measured over the performance period as compared to the TSR of a defined group of peer companies and (2) 50% on the absolute growth of the Company’s Operating FFO, with a maximum payout of 250% of target and subject generally to the executives’ continued employment with us.

Curbline Properties Corp. | 2026 Proxy Statement 27

Pursuant to the terms of his employment agreement and the 2024 Equity Plan, Mr. Lukes received a one-time performance-based equity award in the form of LTIP units in October 2024, and is not entitled to receive any other performance-based equity awards during the term of his agreement.

Investor Outreach

We proactively meet with our largest stockholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2025, we have held meetings with 14 of our 25 largest institutional investors who we believe collectively own, together with Alexander Otto, over 59% of our shares of common stock as of December 31, 2025. Topics of discussion in these meetings often include executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand our executive compensation program and have a favorable view of the alignment of pay and performance created by the program’s significant use of performance-based equity. Based on these meetings, we are not aware of any significant stockholder concerns regarding our pay practices or executive compensation program.

Additionally, we have provided additional details throughout this Compensation Discussion and Analysis further describing the performance metrics applicable to our performance-based incentive awards (both annual and long-term).

Compensation program design

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to:

•
attract, retain and motivate executives who can execute our strategy and maintain and grow the value of the Company and its assets over the long term;
•
reward executives on an annual basis in a manner aligned with our financial performance, organizational objectives and their individual performance;
•
retain and align the management team’s long-term interests with our stockholders through long-term service-based and performance-based equity participation and ownership; and
•
ensure that the cost of the compensation program is reasonable to stockholders.

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs. Our compensation programs reward executives not only for delivering superior returns but also for achieving financial and non-financial measures of performance that enhance long-term stockholder and stakeholder value. The following are key features of our executive compensation programs.

Pay Aligned With Performance

Our executive compensation is aligned with Company performance. Approximately 65% of the targeted level of annualized compensation for our CEO is variable and “at risk” based on Company performance. Further, and as described in more detail in the “Executive Compensation Tables and Related Disclosure” section, less than $100,000 of his compensation is fixed, and the remainder of his non-performance based compensation is structured as a One-Time Salary Equity Award and annual time-based equity grants with their value tied to the

28 Curbline Properties Corp. | 2026 Proxy Statement

Company’s share price and the CEO’s continued service with the Company. As a result, a total of 98% of our CEO’s target annualized compensation is variable and “at risk.” For these reasons, our Compensation Committee believes our CEO’s compensation program: (i) provides a strong incentive to execute our strategy expeditiously, (ii) offers significant upside balanced against downside risk, and (iii) is clearly aligned with the best interests of our stockholders.

* Includes the annualized target value of the one-time performance-based LTIP units award granted in October 2024 that remains subject to performance-based vesting.

** Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,000,000 (maximum). Mr. Lukes can elect to receive the value of his annual incentive award in service-based RSAs or LTIP units at a 20% premium.

*** Includes the annualized grant date fair value of service-based LTIP units granted to Mr. Lukes in October 2024, referred to as his One-Time Salary Equity Award which remains subject to service-based vesting, as well as the service-based equity awards granted to Mr. Lukes annually during the term of his employment agreement.

Role of the Compensation Committee and Management in Executive Compensation

The Compensation Committee has overall responsibility for the compensation programs provided to our NEOs. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs. Consistent with this authority, the Compensation Committee generally establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives and subjectively evaluates individual performance, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our NEOs.

Curbline Properties Corp. | 2026 Proxy Statement 29

Our CEO provides significant input in setting the compensation for our other NEOs by providing the Compensation Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Compensation Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

During 2025, the Compensation Committee engaged Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Compensation Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with our predecessor, including advising with respect to each of our NEO’s employment agreements, which were assigned to the Company in connection with the Spin-Off, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Compensation Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

Among other matters, Gressle & McGinley has assisted the Compensation Committee with the year-end performance review of our NEOs, including performance as compared to the targets set forth in our 2025 annual incentive plan, and the analysis of whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

2025 NEO Compensation Program

2025 Base Salary Levels

Each NEO’s current base salary is set forth in his or her respective employment agreement as follows:

Name	2025 Base Salary ($)
David R. Lukes	50,000
Conor M. Fennerty	600,000
John M. Cattonar	500,000
Lesley H. Solomon	400,000

Pursuant to his employment agreement, in addition to Mr. Lukes’ annual base salary of $50,000, on October 15, 2024, he received an award of $2.7 million in service-based LTIP units, reflecting the equivalent of additional annual salary of $750,000 per year over the three-year term of his employment agreement, plus a 20% premium due to the form of payment being made in a form of equity rather than cash, referred to as his One-Time Salary Equity Award. The One-Time Salary Equity Award generally vests ratably on an annual basis over four years on each anniversary of the grant date.

2025 Annual Incentive Compensation Design

The employment agreements with our NEOs specify threshold, target and maximum annual incentive amounts, as specific dollar amounts with respect to Mr. Lukes, or as a percentage of year-end base salary for our other NEOs. Our NEOs are not guaranteed an annual incentive payment and each NEO’s annual incentive payment can

30 Curbline Properties Corp. | 2026 Proxy Statement

be as low as zero or as high as the maximum amount set forth in his or her agreement based on the degree of achievement of corporate performance measures established by the Compensation Committee in the beginning of each year and individual performance. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our NEOs for 2025 pursuant to the terms of his or her employment agreement were as follows:

	Dollar Value of
Name	Minimum Payout ($)	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)	Maximum Payout as a Percentage of Base Salary
David R. Lukes	—	500,000	1,000,000	2,000,000	250%(1)
Conor M. Fennerty	—	300,000	600,000	900,000	150%
John M. Cattonar	—	250,000	500,000	750,000	150%
Lesley H. Solomon	—	100,000	200,000	300,000	75%

(1)
As discussed above under “2025 Base Salary Levels,” Mr. Lukes receives a $50,000 annual base salary paid in cash, and, in 2024, he also received the One-Time Salary Equity Award, which reflected an additional annual salary of $750,000 per year plus a 20% premium due to the form of payment being equity rather than cash.

The 2025 annual incentive compensation program for our NEOs was established by the Compensation Committee in February 2025 and used both a company-wide quantitative performance metric as well as qualitative objectives. In each case, the Compensation Committee believed that the performance measures were appropriate because their achievement was expected to contribute to our long-term success and the creation of value for our stockholders. The quantitative metric, namely Operating FFO, comprised 50% of the program’s overall assessment of each NEO’s performance for 2025. The remaining 50% of the annual incentive compensation program involved a qualitative assessment of each NEO’s performance, with consideration given to the achievement of goals for which each executive was individually responsible.

The following table shows the threshold, target, maximum, and actual performance level for the quantitative performance metric for 2025. For performance between threshold and target or target and maximum, the bonus amount is determined using straight-line interpolation. Performance at or above the maximum level results in a maximum level payout with respect to the quantitative performance metric. Performance below the threshold level results in no payout with respect to the quantitative performance metric.

Performance Metric	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Operating FFO Per Share(1)	0.97	0.99	1.01	1.06

_________________________

(1)
For more information regarding the Company’s calculation of FFO and Operating FFO and a reconciliation to net income, see Annex A.

Annual Incentive Compensation Decisions

With respect to the quantitative performance metric of the 2025 annual incentive compensation program, which comprised 50% of each NEO’s overall assessment of 2025 performance, the Company achieved 2025 Operating FFO of $1.06 per share, which exceeded the maximum level and therefore resulted in a maximum level payout for that component for each NEO. With respect to the qualitative components of the 2025 annual incentive compensation program, the Compensation Committee recognized the NEOs’ collective contributions to strong 2025 operating results and also considered the following individual achievements:

Curbline Properties Corp. | 2026 Proxy Statement 31

•
For Mr. Lukes: leadership in transactional activity, capital allocation decisions and operations; leadership in Board strategy discussions; and increasing the organization’s visibility through interviews and other media opportunities.
•
For Mr. Fennerty: leadership with respect to capital raising transactions to fund the Company’s growth strategy, including entering into a new term loan for $150 million, executing two private placement notes offerings for a total of $350 million, and implementing a $250 million ATM program and a $250 million share repurchase program; obtaining the Company’s inaugural investment grade credit rating of BBB; leadership of the Company’s investor relations program; leadership of the Company’s Sustainability reporting steering committee; and leadership with respect to the Company’s risk management program.
•
For Mr. Cattonar: the acquisition of 79 convenience centers for an aggregate price of approximately $788 million; growing and managing a nationwide transactions team; developing the Company’s network and systems for sourcing transactions; and adopting new technology solutions to streamline transaction management.
•
For Ms. Solomon: legal execution of capital raising transactions, including a new term loan for $150 million, two private placement notes offerings for a total of $350 million, and implementing a $250 million ATM program and a $250 million share repurchase program.

Based on these quantitative results and qualitative assessments, the Compensation Committee determined that each NEO had achieved the maximum overall level of performance under the 2025 incentive compensation program thereby entitling Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon to 2025 incentive payments of $2,000,000, $900,000, $750,000 and $300,000, respectively, which represented the maximum incentive award opportunity under their respective employment agreements.

In lieu of cash, Mr. Lukes’ employment agreement entitles him to elect to receive all or a portion his annual incentive compensation in the form of service-based LTIP units that vest ratably on an annual basis three-year vesting schedule and a 20% increase. In December 2024, Mr. Lukes informed the Company of his election to receive his 2025 annual incentive compensation payout entirely in the form of LTIP units, which resulted in an increase in his award to $2,400,000. In accordance with their employment agreements, annual incentive payments were provided to Messrs. Fennerty and Cattonar and Ms. Solomon in cash.

Long-Term Incentive Plan Design

The employment agreements set out the long-term incentive design elements for our NEOs. For each of our NEOs, the long-term incentive opportunities are based on a mix of performance and service-based equity incentives comprised of either restricted stock or LTIP units granted under our 2024 Equity Plan.

While the target and maximum award amounts and service-based vesting requirements for each of the long-term incentive awards are set out in the employment agreements, the Compensation Committee will establish applicable performance metrics for each performance-based award, 50% of which is required by the employment agreements to be based on relative TSR. A significant portion of each NEO’s total long-term incentive award will be tied to these metrics, reflecting our philosophy that pay be linked to the financial performance of Curbline and to help ensure alignment of pay and performance.

Annual Service-Based Equity Awards. Pursuant to the terms of their employment agreements and the 2024 Equity Plan, on February 22, 2025, Mr. Lukes was granted 32,391 LTIP units having a value of approximately $800,000, which grant will generally vest ratably on an annual basis over three years, and Messrs. Fennerty and Cattonar and Ms. Solomon were granted 10,124, 6,076 and 4,052 service-based RSAs having values of approximately $250,000,

32 Curbline Properties Corp. | 2026 Proxy Statement

$150,000 and $100,000, respectively, which grants will generally vest ratably on an annual basis over four years. Distributions are paid on these service-based LTIP units and RSAs on a current basis.

2025 Performance-Based RSA Awards. Pursuant to the terms of their employment agreements, on October 15, 2025, Messrs. Fennerty and Cattonar and Ms. Solomon were granted PRSAs having “target” values of approximately $600,000, $600,000 and $150,000, respectively, subject to an approximately three-year performance period beginning on October 15, 2025 and ending November 20, 2028. These PRSAs may become earned and vested after the end of the performance period, if at all, based (1) 50% on the percentile rank of the Company’s TSR measured over the performance period as compared to the TSR of a defined group of peer companies and (2) 50% on the absolute growth of the Company’s Operating FFO per diluted share, subject generally to the executives’ continued employment with us. The maximum amount that can be earned pursuant to these PRSAs is 250% of target value. Distributions will be paid on the PRSAs in cash on a deferred and contingent basis only with respect to the shares that vest.

The relative TSR component will be determined based on achievement of the following performance levels, with straight-line interpolation used to determine the amount earned for performance between threshold and target or target and maximum.

Performance Level	Relative TSR	Percentage of Target Value Earned
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	25%
Target	55th percentile	50%
Maximum	70th percentile or above	125%

For these purposes, the peer companies consist of Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, InvenTrust Properties Corp., Kimco Realty Corporation, Kite Realty Group Trust, Phillips Edison & Company Inc., Regency Centers Corporation, Saul Centers Inc., Tanger Factory Outlet Centers and Urban Edge Properties, subject to adjustment in certain circumstances (the “Performance Equity Peers”). These entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on shares of the Company’s common stock during the performance period are deemed reinvested in additional shares of the Company’s common stock.

As discussed further below under “—2024 Performance-Based LTIP Unit Award for CEO,” our Compensation Committee adopted absolute Operating FFO per share growth rate metrics for the long-term performance awards based on multi-year sector projections for shopping center REIT earnings growth and other factors. The Company does not otherwise provide multi-year projections of operating performance and has determined that including the Operating FFO targets based on these multi-year projections would result in competitive harm. Operating FFO will be calculated consistent with the Company’s calculation for disclosure in its annual and quarterly filings with the SEC, subject to adjustment to exclude lease termination fees.

2024 Performance-Based LTIP Unit Award for CEO. Pursuant to the terms of his employment agreement and the 2024 Equity Plan, Mr. Lukes received a one-time performance-based equity award in the form of LTIP units in October 2024 with a five-year performance period (the “One-Time Performance Equity Award”), and is not entitled to receive any other performance-based equity awards during the three-year term of his agreement. The One-Time Performance Equity Award had a “target” value of $7.2 million as provided in his employment agreement, which may be earned from 0% to 250% of target based (1) 50% on the percentile rank of the Company’s TSR measured over the performance period as compared to the TSR of a defined group of peer companies and (2) 50% on the absolute growth of the Company’s Operating FFO per diluted share. In general, the One-Time Performance Equity Award will be earned based on performance evaluated at the end of approximately three-year, four-year and

Curbline Properties Corp. | 2026 Proxy Statement 33

five-year performance periods regarding 25%, 50% and 100%, respectively, of the target award (in each case from 0% to 250% of target). LTIP units earned in years four and five will be reduced by the number of LTIP units previously earned in prior years. Distributions on the One-Time Performance Equity Award will be paid in cash on a deferred and contingent basis only with respect to the LTIP units that vest.

The relative TSR component for Mr. Lukes’ One-Time Performance Equity Award will be determined based on achievement of the following performance levels, with straight-line interpolation used to determine the amount earned for performance between threshold and target or target and maximum.

Performance Level	Relative TSR	Percentage of Target Value Earned Year 3	Percentage of Target Value Earned Year 4	Percentage of Target Value Earned Year 5
Below Threshold	Below 33rd percentile	0%	0%	0%
Threshold	33rd percentile	6.25%	12.5%	25%
Target	55th percentile	12.5%	25.0%	50%
Maximum	70th percentile or above	31.25%	62.5%	125%

For these purposes, the peer companies consist of the Performance Equity Peers.

As discussed above, our Compensation Committee adopted absolute Operating FFO per share growth rate metrics for the long-term performance awards based on multi-year sector projections for shopping center REIT earnings growth and the Company’s position as the first public company focused on acquiring a significant number of convenience center assets. The Compensation Committee also took into account general economic conditions, the state of the capital markets and debt and equity capital availability for retail properties, and the interest rate environment. The Company does not otherwise provide multi-year projections of operating performance and has determined that including the Operating FFO targets based on these multi-year projections would result in competitive harm. Operating FFO will be calculated consistent with the Company’s calculation for disclosure in its annual and quarterly filings with the SEC, subject to adjustment to exclude lease termination fees.

The maximum number of LTIP units that can be earned by Mr. Lukes pursuant to the One-Time Performance Equity Award for performance compared to relative TSR and Operating FFO growth goals combined for years three, four and five, are as set forth below, which amounts shall be reduced by LTIP units earned in prior years:

	Total Number of LTIP Units That Can Be Earned
Performance Level	Year 3	Year 4	Year 5
Below Threshold	—	—	—
Threshold	38,843	77,687	155,374
Target	77,687	155,374	310,747
Maximum	194,217	388,434	776,868

In no event can Mr. Lukes earn more than 776,868 LTIP units pursuant to the One-Time Performance Equity Award. Additional information regarding each long-term incentive plan award are detailed in the section titled—“Employment Agreements with our NEOs” below.

LTIP Units

As discussed above, Mr. Lukes’ 2025 service-based equity award as well as his 2025 annual incentive award were granted in the form of LTIP units. In addition, in 2024, Mr. Lukes’ One-Time Salary Equity Award, and each of Mr. Lukes’ and Ms. Solomon’s performance-based equity awards were granted in the form of LTIP units. Pursuant to their employment agreements, each of our NEOs has the ability to elect to receive future performance-based and service-based equity incentive awards in the form of RSAs or LTIP units.

34 Curbline Properties Corp. | 2026 Proxy Statement

LTIP units represent limited partnership units in the Operating Partnership, an entity through which the Company conducts its business, and are structured to qualify as “profits interests” for federal income tax purposes. The Compensation Committee may authorize the grant or sale of LTIP units subject to the Amended and Restated Agreement of Limited Partnership of Curbline Properties LP dated as of October 1, 2024 (our “Operating Partnership Agreement”) and our 2024 Equity Plan. Awards of LTIP units shall be valued by reference to our common stock. When issued, LTIP units do not have full parity, on a per unit basis, with the common units of the Operating Partnership (“common units”). To the extent that they receive sufficient allocations of book gain for tax purposes, the LTIP units can over time achieve full parity with common units, at which time vested LTIP units will be converted into common units on a one-for-one basis. Vested LTIP units that have not achieved full parity with common units may also convert into common units on less than a one-for-one basis based on relative capital accounts. Regular and other non-liquidating distributions will be made by the Operating Partnership with respect to unvested LTIP units as provided in the applicable award agreement for such units. Each common unit acquired upon conversion of a vested LTIP unit may be presented, at the election of the holder, for redemption for cash equal to the market price of a share of common stock of the Company, except that the Company may, at its election, acquire each common unit so presented for one share of common stock, subject to certain adjustments.

Other Benefits and Information

Employment Agreements. We have entered into employment agreements with each of our named executive officers. Information concerning the terms of our employment agreements with our named executive officers is provided in the section of this Proxy Statement entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements.”

Perquisites and Fringe Benefits. During 2025, the NEOs received certain additional benefits. The Compensation Committee, as applicable, believed that these benefits were reasonable and consistent with its respective overall compensation program and better enabled Curbline to attract and retain superior executive talent.

During 2025 each of Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon remained eligible for participation in SITE Centers’ health, life, disability and other insurance plans, and are now eligible for sick leave, reasonable vacation time, and other customary fringe benefits from Curbline generally on terms available to Curbline’s other employees.

Pursuant to his employment agreement, Mr. Lukes is entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements, Messrs. Lukes and Fennerty were entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Mr. Lukes and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. During 2025, Curbline maintained a tax-qualified 401(k) plan for its and SITE Centers’ employees pursuant to which Curbline and SITE Centers (for their respective employees) made semi-monthly employer contributions equal to 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Deferred Compensation Plan. During 2025, Curbline maintained an elective deferred compensation plan, the Curbline Properties Corp. Elective Deferred Compensation Plan (the “Deferred Compensation Plan”). Pursuant to the Deferred Compensation Plan, certain Curbline officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of Curbline, and Curbline established and funded a “rabbi” trust to satisfy its payment obligations under this plan. Curbline provided an employer contribution to any participant who deferred compensation into the Deferred Compensation Plan equal

Curbline Properties Corp. | 2026 Proxy Statement 35

to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the Curbline 401(k) plan and the Deferred Compensation Plan, combined, and (2) the actual employer contribution provided under the Curbline 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the Deferred Compensation Plan that are selected by the participant (which are similar to the investment options available under the above-described Curbline 401(k) plan). Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. None of the NEOs elected to defer any portion of his or her 2025 cash compensation pursuant to the Deferred Compensation Plan.

Other Compensation-Related Policies

Stock Ownership Guidelines

Under our stock ownership guidelines, each of our officers designated as “Section 16 officers” by our Board, including all of our continuing NEOs, must own common stock (or common stock equivalents or other securities convertible into or redeemable for common stock, or other equity or equity-based awards issued by the Company or one of its subsidiaries) with an aggregate market value of no less than:

•
For our CEO, $4.0 million;
•
For our CFO, not less than three times his annual base salary; and
•
For all other Section 16 officers, not less than one times his or her annual base salary.

Our Board established these particular levels of stock ownership for our NEOs because we want the interests of our NEOs to be aligned with the investment interests of our stockholders.

Such minimum share ownership requirement must be satisfied (1) initially, by no later than the fifth anniversary of the first March 31st following the date such officer receives his or her first grant as a Section 16 officer, and then (2) on each anniversary of March 31st thereafter. To that end, each Section 16 officer is required to retain 50% of the common stock (or common stock equivalents or other securities convertible into or redeemable for common stock, or other equity or equity-based awards issued by the Company or one of its subsidiaries) acquired through grants from the Company as part of compensation until such time as the minimum share ownership requirement is satisfied. Unvested service-based RSAs and restricted stock units constitute common stock equivalents and count toward satisfying the stock ownership guidelines. As of March 12, 2026, all of our continuing NEOs owned sufficient common stock or common stock equivalents to meet the requirements set forth in our stock ownership guidelines even though such requirements are not required to be met until March 31, 2030.

Executive Compensation Clawback Policy

As required pursuant to the listing standards of the NYSE, Section 10D of the Exchange Act, and Rule 10D-1 under the Exchange Act, the Board adopted a Clawback Policy (the “Clawback Policy”), effective on September 1, 2024, which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been

36 Curbline Properties Corp. | 2026 Proxy Statement

determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy for mandatory accounting restatement clawbacks. The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

During the effectiveness of the Clawback Policy, the Company has not been required to prepare a restatement of its financial results that required recovery of erroneously awarded compensation to covered officers pursuant to the Clawback Policy. There are no balances currently outstanding from prior applications of the Clawback Policy.

Grant of Certain Equity Awards

The Compensation Committee does not take into account material non-public information when determining the timing or terms of equity awards, nor do we time disclosure of material non-public information for the purpose of affecting the value of executive compensation. Since the Spin-Off Date, the Company has not granted stock options (or similar awards) to any NEO during any period beginning four business days before and ending one business day after the filing of any periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any current report on Form 8-K that disclosed material non-public information.

Compensation Program Risk Assessment

The Compensation Committee periodically reviews our compensation policies and practices for all employees, including executive officers. As part of the review process, we identify the potential risk areas, and we assess whether our practices pose any actual risks. The Compensation Committee also uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

The Compensation Committee last undertook this review in February 2026 and determined that our compensation programs are not reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered that a significant portion of total executive compensation since the Spin-Off has been comprised of service-based LTIP units and RSAs that vest over several years and long-term performance-based LTIP units and PRSAs whose vesting is based on relative TSR and absolute Operating FFO growth over a multi-year period. The Compensation Committee believes that these equity award structures and the corresponding vesting conditions encourage actions and behaviors that increase long-term stockholder value rather than short-term risk taking. In addition, annual incentive compensation awarded to our executive officers is subject to a cap and is based on a combination of quantitative and qualitative performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior.

Curbline Properties Corp. | 2026 Proxy Statement 37

Executive Compensation Tables
and Related Disclosure

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by our NEOs for the years ended December 31, 2025, December 31, 2024 and December 31, 2023. Amounts for 2023 reflect compensation paid to our NEOs by SITE Centers prior to the Spin-Off. Amounts for 2024 reflect compensation paid to our NEOs by SITE Centers through the Spin-Off Date, and by us after the Spin-Off Date.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name And Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)

David R. Lukes	2025	50,000	—	789,045	2,400,000	40,916	3,279,961
Chief Executive Officer	2024
and President	CURB	12,500	500,000	17,826,831	—	333	18,339,664
	SITE	675,000	1,687,500	5,527,064	—	44,737	7,934,301
	2023	900,000	—	3,550,043	2,250,000	40,607	6,740,650
Conor M. Fennerty	2025	600,000	—	1,252,912	900,000	21,497	2,774,409
Executive Vice President,	2024
Chief Financial Officer and	CURB	150,000	225,000	957,634	—	2,374	1,335,008
Treasurer	SITE	450,000	675,000	1,529,418	—	17,723	2,672,141
	2023	575,000	—	1,902,419	900,000	18,930	3,396,349
John M. Cattonar	2025	500,000	—	1,154,302	750,000	11,781	2,416,083
Executive Vice President	2024
and Chief Investment	CURB	125,000	187,500	957,634	—	2,499	1,272,633
Officer	SITE	375,000	562,500	1,232,791	—	12,016	2,182,307
	2023	475,000	—	1,458,668	750,000	12,399	2,696,067
Lesley H. Solomon	2025	400,000	—	350,287	300,000	12,000	1,062,287
Executive Vice President	2024
General Counsel & Secretary	CURB	100,000	75,000	239,409	—	4,333	418,742
	SITE	192,308	143,836	396,774	—	7,565	740,483
	2023	—	—	—	—	—	—

(1)
The amounts reported in columns (c) and (f) for 2025 include amounts deferred into the Curbline 401(k) plan (a qualified plan) by Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon for the year ended December 31, 2025, as follows: Mr. Lukes, $31,000; Mr. Fennerty, $23,500; Mr. Cattonar, $23,500; Ms. Solomon $31,000.
(2)
The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all equity awards granted during the reported years. Assumptions used in the calculation of these amounts for 2025 are included in footnote 9 to the financial statements included in the Curbline Annual Report on Form 10-K for the year ended December 31, 2025.

38 Curbline Properties Corp. | 2026 Proxy Statement

The amounts reported in column (e) for 2025 include:

•
for Messrs. Lukes, $789,045, relating to the grant date fair value of annual service-based LTIP units granted in February 2025 in accordance with his employment agreement.
•
for each of Messrs. Fennerty and Cattonar and Ms. Solomon, $246,621, $148,011 and $98,707, respectively, relating to the grant date fair value of annual service-based RSAs granted in February 2025 in accordance with their employment agreements.
•
for each of Messrs. Fennerty and Cattonar and Ms. Solomon, $1,006,291, $1,006,291 and $251,580, respectively, relating to the grant date fair value of performance-based restricted stock granted in October 2025 in accordance with their employment agreements. The grant date fair value associated with the restricted stock awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance conditions, although the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these restricted stock awards made to Messrs. Fennerty and Cattonar and Ms. Solomon would be $1,859,471, $1,859,471 and $464,882, respectively.
(3)
The amounts reported in column (f) for 2025 reflect annual performance-based incentive awards earned by Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon. Mr. Lukes received his award in the form of LTIP units that vest ratably on an annual basis over three years and the other NEOs received their awards in cash. For more information about the award reported in this column for 2025, see “Compensation Discussion and Analysis–2025 NEO Compensation Program–Annual Incentive Compensation Decisions” above.
(4)
The amounts reported in column (g) for the NEOs for 2025 include:
•
for Mr. Lukes, automobile service, reimbursement of personal disability/life insurance premiums of $25,000, employer contributions to the 401(k) plan and matching contribution to the medical HSA plan;
•
for Mr. Fennerty, reimbursement of personal disability/life insurance premiums, employer contributions to the 401(k) plan and matching contribution to the medical HSA plan;
•
for Mr. Cattonar, employer contributions to the 401(k) plan and matching contribution to the medical HSA plan; and
•
for Ms. Solomon, employer contributions to the 401(k) plan and matching contribution to the medical HSA plan.

None of the amounts reported for the NEOs in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

Curbline Properties Corp. | 2026 Proxy Statement 39

2025 Grants of Plan-Based Awards Table

		COMMITTEE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	GRANT DATE	ACTION DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	OR UNITS (#)(3)	AWARDS ($)(4)

David R.	2/22/25	1/23/25	—	—	—	—	—	—	32,391	789,045
Lukes	2/26/25	2/26/25	500,000	1,000,000	2,000,000	—	—	—	—	—
Conor M.	2/22/25	1/23/25	—	—	—	—	—	—	10,124	246,621
Fennerty	2/26/25	2/26/25	300,000	600,000	900,000	—	—	—	—	—
	10/15/25	9/24/25	—	—	—	13,158	26,316	65,790	—	1,006,291
John M.	2/22/25	1/23/25	—	—	—	—	—	—	6,076	148,011
Cattonar	2/26/25	2/26/25	250,000	500,000	750,000	—	—	—	—	—
	10/15/25	9/24/25	—	—	—	13,158	26,316	65,790	—	1,006,291
Lesley H.	2/22/25	1/23/25	—	—	—	—	—	—	4,052	98,707
Solomon	2/26/25	2/26/25	100,000	200,000	300,000	—	—	—	—	—
	10/15/25	9/24/25	—	—	—	3,290	6,579	16,448	—	251,580

(1)
The amounts in these columns reflect the annual cash performance-based incentive compensation opportunity established for the NEOs in February 2025 pursuant to their employment agreements with the Company, although the ultimate value of each executive’s annual cash performance-based incentive payout could be zero. For purposes of this table, “Threshold” represents the lowest possible amount that could be earned by the executive if he or she received anything and “Maximum” represents the highest possible amount that could be earned by the if executive without taking into account any increase due to the form of such award. The amount actually earned by the named executive officers, as determined by the Compensation Committee in January 2026, is included in the “Non-Equity Incentive Plan Compensation” column (column (f)) of the 2025 Summary Compensation Table above. See “Compensation Discussion and Analysis—2025 Compensation Program—Annual Incentive Compensation Decisions” above for additional information about the annual cash performance-based incentive compensation awards.
(2)
The amounts disclosed in the third completed row of this column reflect PRSAs granted to Messrs. Fennerty and Cattonar and Ms. Solomon, pursuant to their respective employment agreements with the Company pursuant to which a certain number of shares of common stock may be issued for the performance period beginning on October 15, 2025 and ending on November 20, 2028 based on the relative return of our shares of common stock during the performance period. The number of shares represents the threshold, target and maximum number of shares eligible to be issued at the conclusion of the performance period. The payout values do not include accrued distributions or dividends, which could be paid to the extent the award otherwise vests, consistent with the terms of their award agreements. These awards are described more fully in “Compensation Discussion and Analysis—2025 Compensation Program—Long-Term Incentive Plan Design.”
(3)
The amounts disclosed in the first completed row of this column represent the following: (1) for Mr. Lukes, an annual grant of service-based LTIP units made pursuant to the terms of his employment agreement which generally vests in substantially equal installments on each of the first three anniversaries of the grant date; and (2) for Messrs. Fennerty and Cattonar and Ms. Solomon, annual grants of service-based RSAs made pursuant to the terms of their respective employment agreements which generally vest in substantially equal installments on each of the first four anniversaries of the grant date. These awards are described more fully in “Compensation Discussion and Analysis—2025 Compensation Program—Long-Term Incentive Plan Design.”
(4)
The amounts in this column relating to equity awards are computed in accordance with FASB ASC Topic 718. Amounts shown in the first row of this column for all executive officers are calculated using the closing price of our common stock on the grant date of the applicable service-based LTIP unit and RSA awards. Amounts shown in the third row of this column for Messrs. Fennerty and Cattonar and Ms. Solomon represent the fair value of the PRSA awards granted in October 2025 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

Grants made in 2025 are described more fully in the “Compensation Discussion and Analysis” and “–Employment Agreements with our NEOs” sections of this proxy statement. More information concerning the terms of the NEOs’ employment agreements is provided under the section entitled “–Employment Agreements with our NEOs” of this proxy statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for Mr. Lukes is provided under the section of this proxy statement entitled “Compensation Discussion and Analysis—Compensation Program Design.”

40 Curbline Properties Corp. | 2026 Proxy Statement

Outstanding Equity Awards at 2025 Fiscal Year-End Table

The following table provides information about outstanding Curbline equity awards for each of our NEOs as of December 31, 2025.

	STOCK AWARDS

Name	Grant Date		Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

David R. Lukes	Various	(2)	343,071	7,962,678	—	—
	10/15/24	(3)	—	—	776,868	18,031,106
	10/15/24	(4)	87,399	2,028,531	—	—
	2/22/25	(5)	32,391	751,795	—	—
Conor M. Fennerty	Various	(2)	132,619	3,078,087	—	—
	10/15/24	(3)	—	—	51,792	1,202,092
	2/22/25	(5)	10,124	234,978	—	—
	10/15/25	(6)	—	—	65,790	1,526,986
John M. Cattonar	Various	(2)	107,983	2,506,285	—	—
	10/15/24	(3)	—	—	51,792	1,202,092
	2/22/25	(5)	6,076	141,024	—	—
	10/15/25	(6)	—	—	65,790	1,526,986
Lesley H. Solomon	Various	(2)	15,850	367,879	—	—
	10/15/24	(3)	—	—	12,948	300,523
	2/22/25	(5)	4,052	94,047	—	—
	10/15/25	(6)	—	—	16,448	381,758

(1)
These amounts were calculated based upon the closing price of our common stock on December 31, 2025 of $23.21.

Curbline Properties Corp. | 2026 Proxy Statement 41

(2)
These amounts in this column with respect to the following NEOs reflect service-based restricted stock units (“RSUs”) that generally vest or vested as follows:

MR. LUKES (#)	MR. FENNERTY (#)	MR. CATTONAR (#)	MS. SOLOMON (#)	VESTING DATES
15,865	3,966	1,983	—	February 22, 2026
31,026	—	—	—	February 22, 2026 and 2027
—	8,727	5,235	3,444	February 22, 2026, 2027 and 2028
153,273	38,318	19,157	—	February 28, 2026
142,907	42,872	42,872	—	February 28, 2027
—	9,682	9,682	—	September 15, 2026, 2027
—	—	—	12,406	April 8, 2026, 2027, 2028 and 2029
—	29,054	29,054	—	September 15, 2028
343,071	132,619	107,983	15,850	Total

(3)
For Mr. Lukes and Ms. Solomon, represents the maximum number of common units that could be earned under outstanding LTIP units for the performance period beginning on October 15, 2024 and, for Mr. Lukes, ending on November 20, 2029 and for Ms. Solomon, ending on November 19, 2027. For Messrs. Fennerty and Cattonar represents the maximum number of shares that could be earned under outstanding PRSAs for the performance period beginning on October 15, 2024 and ending on November 19, 2027. The LTIP units or PRSAs are vested following certification by the Compensation Committee of the achievement of the goals after completion of the applicable performance period. The payout values do not include accrued distributions or dividends, which could be paid to the extent the award otherwise vests, consistent with the terms of their award agreements. These awards are described more fully in “—Employment Agreements with our NEOs.”
(4)
For Mr. Lukes, represents the remaining unvested LTIP units subject to the One-Time Salary Equity Award granted on October 15, 2024, that generally vests ratably on an annual basis over four years. This award is described more fully in “—Summary Compensation Table.”
(5)
For Mr. Lukes, represents 32,391 service-based LTIP units, which grant will generally vest ratably on an annual basis over three years on the first three anniversaries of the grant date, and for Messrs. Fennerty and Cattonar and Ms. Solomon, represents 10,124, 6,076 and 4,052 service-based RSAs, respectively, which grants will generally vest ratably on an annual basis over four years on the first four anniversaries of the grant date.
(6)
For each of Messrs. Fennerty and Cattonar and Ms. Solomon, represents the maximum number of shares that could be earned under outstanding PRSAs for performance period beginning on October 15, 2025 and ending November 20, 2028. The LTIP units or PRSAs are vested following certification by the Compensation Committee of the achievement of the goals after completion of the applicable performance period. The payout values do not include accrued distributions or dividends, which could be paid to the extent the award otherwise vests, consistent with the terms of their award agreements. These awards are described more fully in “Compensation Discussion and Analysis—2025 Compensation Program–Long-Term Incentive Plan Design.”

2025 Option Exercises and Stock Vested Table

	STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)

David R. Lukes	213,443	5,164,964
Conor M. Fennerty	49,945	1,209,590
John M. Cattonar	27,687	666,346
Lesley H. Solomon	2,531	59,019

(1)
Shares acquired on vesting are valued at the closing price of our common stock on the date prior to vesting.

42 Curbline Properties Corp. | 2026 Proxy Statement

2025 Nonqualified Deferred Compensation Table

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)

Deferred Compensation Plan(1):

David R. Lukes	—	—	15,227	—	127,867
Conor M. Fennerty	—	—	—	—	—
John M. Cattonar	—	—	—	—	—
Lesley H. Solomon	—	—	—	—	—

(1)
Our Deferred Compensation Plan is described more fully in “Compensation Discussion and Analysis—2025 Compensation Program—Other Benefits and Information” above.
(2)
This amount is not reported in the 2025 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The NEOs (or their personal representatives or dependents, as appropriate) are entitled under the above-described employment agreements to certain additional payments and benefits in the event of certain termination circumstances during the agreement term, including in connection with a change in control of Curbline. Following the Spin-Off, the change in control provisions of the revised employment agreements are explicitly tied to a change in control of Curbline, rather than a change in control of SITE Centers.

In general, inclusion of change in control provisions in the employment agreements was determined appropriate primarily because such provisions would help ensure a continuity of Curbline management during a potential change in control of Curbline and help ensure that the NEOs would remain focused on completing a transaction that would be likely to maximize stockholder value of Curbline. The payment of change in control compensation was also determined appropriate because the NEOs might forego other opportunities at the time of the change in control of Curbline. The table below summarizes the benefits to which our NEOs were entitled under the employment agreements in the event of certain termination scenarios (over and above accrued compensation and benefits):

Curbline Properties Corp. | 2026 Proxy Statement 43

Terms	Benefits

Termination Without Cause or for Good Reason

Lump sum in cash equal to 1.5 times (two times for Mr. Lukes) sum of (a) base salary ($800,000 for Mr. Lukes) plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination (the “Average Bonus”);

Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on the NEO’s period of service during such year (the “Pro-Rata Actual Bonus”);

Lump sum in cash equal to 18 months of monthly insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by Curbline (the “18-month Health Benefit”); and

Vesting of the One-Time Salary Equity Award (for Mr. Lukes (pro-rated, and based on three required years of service)), any performance-based equity awards and any Annual Awards, including based on level of performance to date (the “Accelerated Award Vesting”).

Termination Due to Death or Disability

Lump sum in cash equal to the target annual incentive for year of termination, pro-rated based on the NEO’s period of service during such year (the “Pro-Rata Target Bonus”);

18-month Health Benefit; and

Accelerated Award Vesting.

“Triggering Event”(1) Within Two Years After a “Change in Control”(2)

Lump sum in cash equal to 2.5 times (three times for Mr. Lukes) sum of (a) base salary ($800,000 for Mr. Lukes) plus (b) Average Bonus;

Pro-Rata Target Bonus;

18-month Health Benefit; and

Accelerated Award Vesting.

(1)
“Triggering Event” is the occurrence of one of the following within two years after a Curbline “Change in Control”: (a) Curbline terminates the employment of the NEO, other than in the case of a termination for “Cause” (as defined in the applicable Curbline employment agreement), a termination following disability, or a termination based on death; or (b) the NEO terminates his employment for “Good Reason” (as defined in the applicable Curbline employment agreement).
(2)
A Curbline “Change in Control” generally occurs if: (a) there is a consummation of a reorganization, merger or consolidation in which Curbline is not the surviving corporation (subject to certain limited exceptions as described in the employment agreements), the sale of all or substantially all of Curbline’s assets, or the acquisition of assets of another corporation or certain other transactions constituting a “Business Combination” (subject to terms and limited exceptions as described in the employment agreements); (b) any person or other entity (subject to certain exceptions) purchases Curbline shares (or securities convertible into Curbline shares) pursuant to a tender or exchange offer without the prior consent of our Board, or becomes the beneficial owner of 30% or more of the voting power of Curbline outstanding securities without the prior consent of our Board; (c) during any two-year period, Curbline experiences a turnover of a majority of the directors on our Board (subject to certain exceptions for replacement directors approved by at least two-thirds of the directors serving at the beginning of such period, but specifically excluding certain replacement directors elected in connection with an election or proxy contest); or (d) stockholder approval of the liquidation or dissolution of Curbline, subject to limited exceptions described in the employment agreements.

Certain Potential Curbline Retirement and Termination or Change in Control Benefits

As discussed above, we have entered into employment agreements with our NEOs and maintain certain plans and policies that will require us to provide certain compensation and other benefits to our NEOs in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control of Curbline occurring on December 31, 2025, the following tables describe the potential

44 Curbline Properties Corp. | 2026 Proxy Statement

payments upon such termination or change in control owing to each NEO then serving at the end of the year under his or her employment agreement and other arrangements in effect with Curbline on December 31, 2025.

Event	David R. Lukes ($)	Conor M. Fennerty ($)	John M. Cattonar ($)	Lesley H. Solomon ($)

Retirement or other Voluntary Termination (without Good Reason)

Accrued Vacation(1)	1,923	23,077	19,231	15,385

Total	1,923	23,077	19,231	15,385

Involuntary Not for Cause or Good Reason Termination

Cash Severance(2)	6,058,333	2,137,500	1,762,500	900,000

Unvested Service-Based Equity Awards	9,559,694	3,313,065	2,647,309	461,926

Unvested Performance-Based Equity Awards(3)	18,031,106	1,812,887	1,812,887	453,226

18-Month Health Benefit(4)	52,816	54,202	37,816	54,202

Accrued Vacation(1)	1,923	23,077	19,231	15,385

Total	33,703,872	7,340,731	6,279,743	1,884,739

For Cause Termination

No Payments	—	—	—	—

Total	—	—	—	—

Involuntary or Good Reason Termination (in Connection with a Change in Control)

Cash Severance(2)	9,087,500	3,562,500	2,937,500	1,500,000

Unvested Service-Based Equity Awards	9,559,694	3,313,065	2,647,309	461,926

Unvested Performance-Based Equity Awards(3)	18,031,106	1,812,887	1,812,887	453,226

18-Month Health Benefit(4)	52,816	54,202	37,816	54,202

Accrued Vacation(1)	1,923	23,077	19,231	15,385

Total	36,733,039	8,765,731	7,454,743	2,484,739

Disability

Cash Severance(2)	—	—		—

Unvested Service-Based Equity Awards	9,559,694	3,313,065	2,647,309	461,926

Unvested Performance-Based Equity Awards(3)	18,031,106	1,812,887	1,812,887	453,226

18-Month Health Benefit(4)	52,816	54,202	37,816	54,202

Disability Insurance Proceeds(5)	244,851	2,613,867	2,379,734	1,585,057

Accrued Vacation(1)	1,923	23,077	19,231	15,385

Total	27,890,390	7,817,098	6,896,977	2,569,796

Death

Cash Severance(2)	—	—	—	—

Unvested Service-Based Equity Awards	9,559,694	3,313,065	2,647,309	461,926

Unvested Performance-Based Equity Awards(3)	18,031,106	1,812,887	1,812,887	453,226

18-Month Health Benefit(4)	52,816	54,202	37,816	54,202

Accrued Vacation(1)	1,923	23,077	19,231	15,385

Total(6)	27,645,539	5,203,231	4,517,243	984,739

(1)
Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

Curbline Properties Corp. | 2026 Proxy Statement 45

(2)
Reported amounts calculated pursuant to the terms of the respective employment agreement. Assumes any accrued base salary and annual incentive for 2025 have been paid, due to evaluation as of the last business day of the year.
(3)
For the performance-based equity awards issued to Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon on October 15, 2024, these awards are included in the respective reported amount for each NEO assuming “maximum” value. For the performance-based equity awards issued to Messrs. Fennerty and Cattonar and Ms. Solomon on October 15, 2025, these awards are included in the respective reported amount for each NEO assuming “target” value. These values assume no Curbline replacement awards are granted in the event of a Curbline Change of Control. The payout values do not include accrued dividends, which will be paid to the extent the award otherwise vests, consistent with the terms of their award agreements.
(4)
Reported amounts consist of an estimate of 18 months of monthly COBRA premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by Curbline.
(5)
Reported amounts consist of an estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2025, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.
(6)
Reported amounts do not include payments under personal life insurance policies arranged and obtained by the NEOs for which Curbline reimburses the premium (subject to caps on reimbursement set forth in the applicable NEO’s employment agreement).

Employment Agreements with Our NEOs

On September 1, 2024, SITE Centers amended and restated each of our NEOs’ employment agreements and assigned them to Curbline and a subsidiary of Curbline in preparation for the Spin-Off. These assigned employment agreements, or the employment agreements, which are described more specifically below, superseded and replaced our NEOs’ employment agreements with SITE Centers on a going-forward basis to the extent described therein, facilitated the transfer of the employment of our NEOs from SITE Centers to a subsidiary of Curbline prior to the Spin-Off, and generally govern the employment and compensation terms and conditions and related items for our NEOs during the three-year period subsequent to the Spin-Off for Mr. Lukes, for an approximately two-year period for each of Messrs. Fennerty and Cattonar, and for an approximately two-and-a-half year period for Ms. Solomon.

Mr. Lukes’ employment agreement was amended by a first amendment on November 13, 2024 to provide him with the option to receive his annual incentive plan award in either RSAs or LTIP units. The employment agreements of Messrs. Fennerty and Cattonar and Ms. Solomon were amended by first amendments in September 2025 to increase the maximum amount of their long-term incentive plan awards that could be earned to 250% rather than 200%. The employment agreements as described in this proxy statement reflect these amendments.

This section provides a description of the employment agreements. The base salary, One-Time Salary Equity Award, annual cash incentive compensation and equity awards are further described in the “Compensation Discussion and Analysis” and the “Executive Compensation Tables and Related Disclosure” that precede this section. The key terms of the employment agreements in effect with our NEOs on December 31, 2025 (which included customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants) are described below:

Key Terms	David R. Lukes	Conor M. Fennerty	John M. Cattonar	Lesley H. Solomon
Date of Agreement	September 1, 2024	September 1, 2024	September 1, 2024	September 1, 2024
Expiration Date of Agreement	October 1, 2027	September 30, 2026	September 30, 2026	April 30, 2027
Annual Base Salary Rate	$50,000	$600,000	$500,000	$400,000

46 Curbline Properties Corp. | 2026 Proxy Statement

Key Terms	David R. Lukes	Conor M. Fennerty	John M. Cattonar	Lesley H. Solomon
One-Time Salary Equity Award

$2.7 million in service-based LTIP units generally vesting over four years, reflecting the equivalent of additional annual salary of $750,000 per year over three years, plus a 20% premium due to the form of payment being made in LTIP units rather than cash

		N/A	N/A	N/A
Annual Cash Incentive Compensation	Target annual award of $1,000,000 (1)	Target award of 100% of year-end base salary (2)	Target award of 100% of year-end base salary (2)	Target award of 50% of year-end base salary (2)
One-Time/Initial Performance-Based Equity Grants Under Employment Agreements	After the Spin-Off, a one-time grant of performance-based LTIP units (target value $7.2 million, maximum value $18.0 million), with a term of five years (the “One-Time Performance Equity Award”) (3)

After the Spin-Off, a grant of performance-based restricted stock (target value $600,000, maximum value $1.2 million) with a performance period of approximately three years (the “NEO Performance Equity Award”) (4)

			After the Spin-Off, a grant of performance-based restricted stock (target value $600,000, maximum value $1.2 million) with a performance period of approximately three years (4)	After the Spin-Off, a grant of performance-based LTIP units (target value $150,000, maximum value $300,000) with a performance period of approximately three years (4)
Annual Service-Based and Performance-Based Equity Grants Under Employment Agreements	By March 15 of each of 2025, 2026 and 2027, a grant of $800,000 in service-based LTIP units or restricted stock (at the option of the NEO) generally vesting over three years (the “Lukes Annual Award”)

By March 15 of each of 2025 and 2026, a grant of $250,000 in service-based LTIP units or restricted stock (at the option of the NEO) generally vesting over four years (the “NEO Annual Award” and collectively with the Lukes Annual Award, the “Annual Awards”)

By October 15 of each year starting in 2025, a NEO Performance Equity Award (target value of $600,000, maximum value $1.5 million) and a performance period of approximately three years (4)

By March 15 of each of 2025 and 2026, a grant of $150,000 in service-based LTIP units or restricted stock (at the option of the NEO) generally vesting over four years

By October 15 of each year starting in 2025, a NEO Performance Equity Award (target value of $600,000, maximum value $1.5 million) and a performance period of approximately three years (4)

By March 15 of each of 2025 and 2026, a grant of $100,000 in service-based LTIP units or restricted stock (at the option of the NEO) generally vesting over four years

By October 15 of each year starting in 2025, a NEO Performance Equity Award (target value of $150,000, maximum value $375,000) and a performance period of approximately three years (4)

Curbline Properties Corp. | 2026 Proxy Statement 47

Key Terms	David R. Lukes	Conor M. Fennerty	John M. Cattonar	Lesley H. Solomon
Other Ongoing Terms	Annual automobile service, and annual reimbursement for $25,000 in life, disability and similar insurance premiums	Annual reimbursement for $10,000 in life, disability and similar insurance premiums	N/A	N/A

(1)
As discussed further above, the 2024 annual incentive award opportunity for Mr. Lukes originally established by the SITE Centers Compensation Committee in the beginning of 2024 was paid by SITE Centers on a pro-rated basis, reflecting Mr. Lukes’ service to SITE Centers up to the Spin-Off Date, based on performance up to the Spin-Off Date as determined by the SITE Centers Compensation Committee in its sole discretion. Curbline established its own annual incentive award opportunity for Mr. Lukes for the portion of 2024 remaining after the Spin-Off Date (and future years) based on this target value (with a related threshold value of $500,000 per year and maximum value of $2,000,000 per year) and as set out in his employment agreement. Mr. Lukes also has the ability to elect to receive his annual incentive award in cash, restricted stock or LTIP units, provided that such election is made prior to the beginning of the year for which performance is measured. If Mr. Lukes elects to receive his annual incentive award in equity, it is subject to a 20% premium due to the form of payment being made in a form of equity rather than cash.
(2)
The annual cash incentive for 2025 was based on the attainment of a Company-wide performance metric as well as individual performance as determined by the Compensation Committee.
(3)
Vesting for the One-Time Performance Equity Award will vary from 0% to 250% of target value based on achievement with respect to metrics established by the Compensation Committee (in consultation with Mr. Lukes) prior to the date of grant, provided that no less than 50% of the One-Time Performance Equity Award will vest based on our relative TSR achievement. In general, the One-Time Performance Equity Award will be earned based on performance evaluated at the end of approximately three-year, four-year and five-year performance periods regarding 25%, 50% and 100%, respectively, of the award (with opportunities at the end of the four-year and five-year performance periods to earn amounts that had not been earned at the end of the prior performance periods, up to the total cap of 250% of the target amount of such award). The One-Time Performance Equity Award will earn distributions paid in cash on a deferred and contingent basis only with respect to the LTIP units that vest.
(4)
Vesting for the NEO Performance Equity Awards granted in 2024 will vary from 0% to 200% of target value, and vesting for the NEO Performance Equity Awards granted in 2025 and 2026 will vary from 0% to 250% of target value, in each case based on achievement with respect to metrics established by the Curbline Compensation Committee (in consultation with Mr. Lukes) prior to the date of grant, provided that no less than 50% of the NEO Performance Equity Award will vest based on our relative TSR achievement. In general, the NEO Performance Equity Awards will be earned based on performance evaluated at the end of an approximately three-year performance period. The NEO Performance Equity Awards will earn distributions paid in cash on a deferred and contingent basis only with respect to the shares that vest.

Each of the employment agreements can be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the NEO engaged in certain specified conduct, for “disability” if the NEO was disabled for a specified period of time, or at any other time without cause by giving the NEO at least 90 days’ prior written notice. The NEO also has the right to terminate his or her employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving Curbline at least 90 days’ prior written notice.

In addition, the NEOs will be eligible to participate in all retirement and other benefit plans maintained by us that are generally available to our senior executives and for which they are eligible. The employment agreements also include customary indemnification provisions, and provide for the reimbursement of certain legal fees and expenses, including fees and expenses incurred in relation to enforcement of the employment agreements, plus provisions applying both SITE Centers’ and our clawback policies in effect from time to time to the employment agreements.

The LTIP units described above have been structured to enable them to qualify as “profits interests” for U.S. federal income tax purposes under current federal income tax law. As a result, the LTIP units will generally only have value (other than with respect to the right to receive distributions) to the extent that they receive sufficient allocations of book gain for tax purposes, after which LTIP units that have vested will convert into common units

48 Curbline Properties Corp. | 2026 Proxy Statement

of the Operating Partnership and can be redeemed for cash or, at the Company’s election, shares of Curbline common stock.

Our employment agreement with Mr. Lukes provides that he may render service to SITE Centers as its President and Chief Executive Officer after the Spin-Off, at the pleasure of the SITE Centers Board and our Board, subject to the terms of his employment agreement and the Shared Services Agreement between the Company and SITE Centers. Our employment agreement with Mr. Cattonar provides that he may render service to SITE Centers as its Executive Vice President and Chief Investment Officer after the Spin-Off, at the pleasure of the SITE Centers Board and our Board, subject to the terms of his employment agreement and the Shared Services Agreement, as applicable. Our employment agreements with Mr. Fennerty and Ms. Solomon provide that they may render reasonable service to SITE Centers after the Spin-Off, as permitted by our Board.

CEO Pay Ratio

For 2025, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 13 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $3,305,121. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2025 Summary Compensation Table” for 2025 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes.

For purposes of this pay ratio disclosure, Median Annual Compensation was $253,144, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2025 in accordance with Item 402(c)(2)(x) of Regulation S-K plus the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” To identify the Median Employee, we first measured compensation for the period beginning on January 1, 2025 and ending on December 31, 2025 for 39 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of December 31, 2025 (the “Determination Date”). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2025. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

Curbline Properties Corp. | 2026 Proxy Statement 49

Pay Versus Performance

Pursuant to the SEC’s pay versus performance (“PVP”) disclosure rules, the following Pay Versus Performance table (“PVP Table”) provides SEC-required information about compensation for 2025 for this proxy statement’s named executive officers, as well as compensation for 2024 from both SITE Centers and the Company for our named executive officers from our 2024 proxy statement, (each 2024 and 2025, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•
The information in columns (b) and (d) of the PVP Table comes directly from our Summary Compensation Tables for the relevant years, without adjustment;
•
As required by the SEC’s PVP rules, we label the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect “take home pay” or the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years. Instead, the SEC’s concept of CAP reflects a combination of realized pay and realizable or accrued pay. As a result, CAP amounts are calculated in a manner different than information that we have presented elsewhere in this proxy statement, especially with respect to the valuation of outstanding equity awards; and
•
As required by the SEC’s PVP rules, we provide information in the PVP Table below about our cumulative absolute TSR results, cumulative TSR results for a peer group of companies identified in the PVP Table, and our U.S. GAAP net income results (the “External Measures”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, these particular External Measures because the External Measures were not metrics used in our short-term or long-term incentive plans during the Covered Years. In particular, the index-based peer group used for purposes of this PVP Table disclosure (the FTSE NAREIT Equity Shopping Centers Index) is different from the specific group of companies against which we evaluate relative TSR performance for our named executive officers for purposes of our PRSAs, as described above in our Compensation Discussion and Analysis. As a result, we did not necessarily design our PVP NEO compensation to move in tandem with improving, declining or steady achievement in these External Measures.

Due to the use and weighting of the Operating Funds From Operations (also referred to in this proxy statement as “Operating FFO”) per share performance measure in our annual cash incentive compensation plan for 2025, we have determined that, pursuant to the SEC’s PVP rules, Operating Funds From Operations per share should be designated as the “Company-Selected Measure” to be included in the far right column of the PVP Table below because we believe it is the most important financial measure that demonstrates how we sought to link executive pay to performance for 2025.

50 Curbline Properties Corp. | 2026 Proxy Statement

Pay Versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON

YEAR	SUMMARY COMPENSATION TABLE (“SCT”) TOTAL FOR PEO ($)(1)	COMPENSATION ACTUALLY PAID TO PEO ($)(1)(2)	AVERAGE SCT TOTAL FOR NON-PEO PVP NEOS ($)(1)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO PVP NEOS ($)(1)(2)	TOTAL SHAREHOLDER RETURN ($)(3)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(4)	NET INCOME ($)(5)	OPERATING FUNDS FROM OPERATIONS PER SHARE ($)(6)

2025	3,279,961	6,430,795	2,084,260	2,231,618	106.88	97.54	39,829	1.06
2024	26,273,965	24,086,826	2,873,771	2,852,375	103.85	101.44	11,461	0.23

(1)
David R. Lukes was our principal executive officer (“PEO”) for the full year for each of the Covered Years. For each of 2025 and 2024, our non-PEO PVP NEOs (“Non-PEO PVP NEOs”) were Conor M. Fennerty, John M. Cattonar and Lesley H. Solomon.
(2)
For 2025, in determining both the CAP for our PEO and the average CAP for our Non-PEO PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amount of compensation reported in column (b) and column (d) for such Covered Year the following amounts:

ITEM AND VALUE ADDED (DEDUCTED)	2025 ($)

For David R. Lukes:
- Summary Compensation Table “Stock Awards” column value	(789,045)
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	751,795
+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	2,649,631
+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	208,817
+ Includable dividend equivalents paid or accrued on equity awards during Covered Year	329,636
TOTAL ADDED (DEDUCTED)	3,150,834
For Non-PEO Named Executive Officers (Average):
- Summary Compensation Table “Stock Awards” column value	(919,167)
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	847,258
+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	131,840
+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	24,523
+ Includable dividend equivalents paid or accrued on equity awards during Covered Year	62,904
TOTAL ADDED (DEDUCTED)	147,358

(3)
For each Covered Year, our absolute TSR was calculated based on the yearly percentage change in our cumulative TSR on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing share price on the NYSE on October 1, 2024 through and including the last day of the Covered Year (each 3 months and one-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing share price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered Year-end values of such investment as of the end of 2025 and 2024, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Curbline Properties Corp. | 2026 Proxy Statement 51

(4)
For purposes of this PVP disclosure, our peer group is the FTSE NAREIT Equity Shopping Centers Index (the “PVP Peer Group”). For each Covered Year, the PVP Peer Group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment.
(5)
In thousands. These net income results were calculated in accordance with U.S. GAAP. For 2024, the amount is for the period from October 1, 2024 through December 31, 2024.
(6)
For purposes of this PVP Table, our Operating Funds From Operations per share were calculated substantially as described in Annex A. See Annex A for more information on the calculation of Operating Funds From Operations per share. For 2024, the amount is for the period from October 1, 2024 through December 31, 2024.

2025 Tabular List

The following Tabular List provides what we believe are the most important financial performance measures we used to link compensation for our PEO and Non-PEO PVP NEOs for 2025 to our performance for 2025:

Tabular List
Performance Measure	Performance Measure Type
Operating Funds From Operations per share	Financial
Relative Total Shareholder Return	Financial

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following charts provide, across the Covered Years, a description of the relationships between (1) our cumulative TSR and the cumulative TSR for the PVP Peer Group reflected in the PVP Table above and (2) PEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above and (3) average Non-PEO PVP NEO CAP and the financial performance measures results set forth in columns (f), (h) and (i) of the PVP Table above.

52 Curbline Properties Corp. | 2026 Proxy Statement

Curbline Properties Corp. | 2026 Proxy Statement 53

Equity Compensation Plan Information

The following table sets forth the number of securities issued and outstanding under the Company’s 2024 Equity Plan, as of December 31, 2025:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity compensation plans approved by security holders(1)	1,653,869	(2)	—	(3)	6,710,374

Equity compensation plans not approved by security holders	—		—		—

Total	1,653,869		—		6,710,374

(1)
Includes the Company’s 2024 Equity Plan.
(2)
Includes (i) shares issuable upon vesting pursuant to 715,130 restricted stock units outstanding as of December 31, 2025, and (ii) shares issuable by the Company, at its option, upon redemption of common units into which 938,739 LTIP units outstanding as of December 31, 2025 may convert.
(3)
RSUs, RSAs, PRSAs, and LTIP Units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

54 Curbline Properties Corp. | 2026 Proxy Statement

Proposal Three: Approval, on an Advisory Basis, of the Frequency of Future Stockholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to cast a non-binding advisory vote recommending the frequency with which we should hold future stockholder advisory votes to approve the compensation of our named executive officers.

This advisory vote, commonly known as a “frequency” or “say-when-on-pay” vote, gives you the opportunity to express your views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. You may vote for future Say-on-Pay votes to be held every “1 YEAR,” “2 YEARS” or “3 YEARS” or abstain from voting in response to this proposal. We are required to hold a “frequency” or “say-when-on-pay” vote at least once every six years. This is our first “frequency” or “say-when-on-pay” vote.

The result of the “frequency” or “say-when-on-pay” vote will not be binding on us or our Board; however, the Board values the views of our stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in determining the frequency of future Say-on-Pay votes.

This non-binding advisory vote is scheduled to be conducted every six years. The next “frequency” or “say-when-on-pay” vote is expected to take place at our 2032 annual meeting of stockholders.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF EVERY “1 YEAR” FOR FUTURE STOCKHOLDER ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Curbline Properties Corp. | 2026 Proxy Statement 55

Recommendation on the Frequency of Say-on-Pay Votes

We believe you should vote for us to conduct Say-on-Pay votes every year. Before you vote, we encourage you to consider the following:

•
we think that a Say-on-Pay vote every year provides stockholders with the most immediate and direct way to provide input with respect to the Company’s current compensation arrangements;
•
we believe that a Say-on-Pay vote every year promotes the highest degree of transparency regarding our compensation structure;
•
we think that a Say-on-Pay vote every year is consistent with best practices and good corporate governance; and
•
many of the leading shareholder advisory firms and institutional shareholders support annual Say-on-Pay votes.

For these reasons, the Board unanimously recommends that stockholders vote for us to conduct a stockholder advisory vote to approve named executive officer compensation every 1 YEAR.

56 Curbline Properties Corp. | 2026 Proxy Statement

Proposal Four: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP has been selected by our Audit Committee to serve as our independent registered public accounting firm in 2026. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2024.

Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Charter or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the stockholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the stockholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the stockholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION:

“For” Ratification of PricewaterhouseCoopers LLP as the Company’s Independent

Registered Public Accounting Firm for the year ending December 31, 2026

Curbline Properties Corp. | 2026 Proxy Statement 57

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2025 and 2024:

TYPE OF FEES	2025 ($)	2024 ($)
Audit fees(1)	868,771	719,952
Audit-related fees(2)	526,180	153,100
Tax fees(3)	378,164	26,210
All other fees(4)	—	—
Total	1,773,115	899,262

(1)
Audit fees consist principally of fees for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements, and services that generally only the independent registered public accounting firm reasonably can provide.
(2)
Audit-related fees generally consist of fees billed for assurance and registration statement related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
(3)
Tax fees include fees billed for professional services rendered for tax compliance and tax consulting services. The fees for all tax compliance services were $361,720 and $26,210 for 2025 and 2024, respectively.
(4)
There were no other fees billed for 2025 or 2024.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the category “Tax fees” described above were pre-approved by the Audit Committee.

AUDITOR INDEPENDENCE

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2025, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

Audit Committee

Jane E. DeFlorio, Chair

Linda B. Abraham

Terrance R. Ahern

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Corporate Governance and Other

Matters

CODES OF ETHICS

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, our CEO, CFO, CAO, Controllers, Treasurer and our Director of Audit Services (collectively, our “senior financial officers”). Among other matters, this code requires our senior financial officers to:

•
Act with honesty and integrity and ethically address all actual or apparent conflicts of interest between personal and professional relationships;
•
Provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;
•
Comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;
•
Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
•
Not use for personal advantage confidential information acquired in the course of their employment;
•
Proactively promote ethical behavior among peers and subordinates in the workplace; and
•
Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.curbline.com, under “Investors–Governance–Governance Documents.”

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and directors. This code governs the actions and working relationships of our employees, officers and directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Employees are required to review and acknowledge our Code of Business Conduct and Ethics on a periodic basis in connection with their completion of certain compliance training modules. Only our Board or the Nominating and Sustainability Committee may waive any provision of this code with respect to an officer or director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s General Counsel may waive any provision of this code with respect to all other employees. This code is posted on our website, www.curbline.com, under “Investors–Governance–Governance Documents.”

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REPORTING AND NON-RETALIATION POLICY

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, stockholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our General Counsel, our Audit Committee Chair, or to Issuer Direct, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the General Counsel or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the General Counsel and the Chair of the Audit Committee. Reports of all material matters are reported to our Board by the Chair of the Audit Committee and the General Counsel in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.curbline.com, under “Investors–Governance–Governance Documents.”

RELATED-PARTY TRANSACTIONS

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and Sustainability Committee prior to its approval. The Nominating and Sustainability Committee will then determine whether the transaction requires its approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Nominating and Sustainability Committee pursuant to the policy.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of March 12, 2026 except as otherwise disclosed in the notes below, by (1) our directors, (2) our named executive officers, (3) our current executive officers and directors, as a group and (4) each person who is known by us to own beneficially more than 5% of our outstanding common stock based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

Directors and Management	Amount and Nature of Beneficial Ownership of Common stock(1)		Percentage Ownership (%)(2)

David R. Lukes	597,589	(3)	*
Linda B. Abraham	36,096		*
Terrance R. Ahern	68,618		*
Jane E. DeFlorio	42,488		*
Victor B. MacFarlane	17,466		*
Alexander Otto	7,946,060	(4)	7.5
Barry A. Sholem	110,024	(5)	*
John M. Cattonar	170,622		*
Conor M. Fennerty	189,844		*
Lesley H. Solomon	27,932		*
All current executive officers and directors as a group (10 persons)	9,206,739		8.7
More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common stock		Percentage Ownership (%)(2)

Blackrock, Inc.	17,033,619	(6)	16.1
The Vanguard Group, Inc.	14,793,151	(7)	14.0
T. Rowe Price Investment Management, Inc.	13,342,821	(8)	12.6
Alexander Otto	7,946,060	(4)	7.5
State Street Corporation	5,581,652	(9)	5.3
FMR LLC	5,526,642	(10)	5.2

* Less than 1%

(1)
Does not include 158,420, 85,098, 87,426 and 13,322 RSUs credited to the accounts of Messrs. Lukes, Cattonar and Fennerty and Ms. Solomon, respectively, which will vest more than 60 days from March 12, 2026 pursuant to their terms. Each RSU is the economic equivalent of, and settled with, one share of common stock, but does not confer current dispositive or voting control of any common stock prior to its vesting. Also excludes 1,008,234, 5,740 and 12,948 LTIP units held by Messrs. Lukes and Cattonar and Ms. Solomon, respectively. Conditioned upon minimum allocations to the capital accounts of the LTIP units for federal income tax purposes and vesting, each LTIP unit may be converted into a common unit in the Operating Partnership. Each common unit acquired upon conversion of an LTIP Unit may be redeemed for one share of Issuer common stock or cash, at the election of the Company. Further, excludes 39,930 common units held by Mr. Lukes.

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(2)
Percentages are calculated based on 105,538,374 of our shares of common stock outstanding as of March 12, 2026.
(3)
Includes 126,000 shares owned by The Elizabeth G. Lukes Revocable Trust U/A dtd 08/07/2025 for which Mr. Luke’s spouse is trustee.
(4)
According to a Form 4 filed with the SEC on October 21, 2024 and Schedule 13D/A filed with the SEC on October 8, 2024, Alexander Otto was the beneficial owner of, and had sole voting and sole dispositive power over, 7,946,060 shares of common stock. The address for this reporting person is c/o Julie A. Mediamolle, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.
(5)
Includes 88,150 shares owned by the Sholem Trust for which Mr. Sholem is a co-trustee and a beneficiary.
(6)
According to a report on Schedule 13G filed with the SEC on November 7, 2024 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 17,033,619 shares of common stock and has sole voting power over 16,607,964 shares of common stock and sole dispositive power over 17,033,619 shares of common stock. The address for this reporting person is 50 Hudson Yards, New York, New York 10001.
(7)
According to a report on Schedule 13G/A filed with the SEC on January 30, 2025 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 14,793,151 shares of common stock and has shared voting power over 127,717 shares of common stock, sole dispositive power over 14,556,565 shares of common stock and shared dispositive power over 236,586 shares of common stock. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(8)
According to a report on Schedule 13G/A filed with the SEC on February 17, 2026 by T. Rowe Price Investment Management, Inc., T. Rowe Price Investment Management, Inc. is the beneficial owner of 13,342,821 shares of common stock and has sole voting power over 13,286,396 shares of common stock and sole dispositive power over 13,342,821 shares of common stock. The address for this reporting person is 1307 Point Street, Baltimore, MD 21231.
(9)
According to a report on Schedule 13G filed with the SEC on February 5, 2025 by State Street Corporation, State Street Corporation is the beneficial owner of 5,581,652 shares of common stock and has shared voting power over 4,672,926 shares of common stock and shared dispositive power over 5,581,652 shares of common stock. The address for this reporting person is State Street Financial Center, One Congress Street, Suite 1, Boston MA 02114.
(10)
According to a report on Schedule 13G/A filed with the SEC on February 5, 2026 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of 5,526,642 shares of common stock and has sole voting power over 5,400,669 shares of common stock and sole dispositive power over 5,526,642 shares of common stock. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

WAIVER AGREEMENT WITH MR. OTTO

In connection with the Spin-Off, the Company entered into the Waiver Agreement by and between the Company and Mr. Alexander Otto (the “Waiver Agreement”). The Waiver Agreement waived the related party limit contained in the Company’s Charter that would otherwise have prohibited Mr. Otto, Katharina Otto-Bernstein, Dr. Michael Otto and Janina Otto (collectively, the “Otto Family”), and other persons who may be deemed to have constructive ownership of common stock owned by the Otto Family, from constructively owning more than 9.8% of the outstanding common stock. The Waiver Agreement contains provisions for monitoring and restricting ownership by the Otto Family of the Company’s tenants. These provisions, however, may not ensure that rents from the Company’s tenants will qualify as “rents from real property.”

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of shares of our common stock and other equity securities. Executive officers, directors and owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2025, all officers, directors, and greater than 10% beneficial owners filed the required reports on a timely basis.

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STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the Company’s proxy statement for the 2027 Annual Meeting, a stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received in writing by our Secretary at 320 Park Avenue, New York, New York 10022 no later than 5:00 p.m. Eastern Time on November 24, 2026, assuming the 2027 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the first anniversary of the 2026 Annual Meeting, and otherwise comply with all requirements of the SEC for stockholder proposals.

If an eligible stockholder, or a group of up to 20 eligible stockholders, desires to have a director nomination included in the Company’s proxy statement for the 2027 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Bylaws and any applicable regulations of the SEC concerning the submission and content of director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 320 Park Avenue, New York, New York 10022 no earlier than October 25, 2026 and no later than 5:00 p.m. Eastern Time on November 24, 2026, assuming the 2027 Annual Meeting is not 30 calendar days before or after the date of the first anniversary of the 2026 Annual Meeting.

In addition, the Company’s Bylaws provide that any stockholder who desires to make a director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not later than 5:00 p.m. Eastern Time 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In the event the annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than 5:00 p.m. Eastern Time on the later of (i) 120 calendar days prior to the date of such annual meeting and (ii) if the first public announcement of the date of such annual meeting is less than 130 calendar days prior to the date of such annual meeting, the tenth day following the date on which the public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2027 Annual Meeting must be received no later than 5:00 p.m. Eastern Time on November 24, 2026. The notice must also provide certain information required by the Company’s Bylaws.

In addition to satisfying the requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s) no later than March 8, 2027. If the date of the 2027 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company.

As to any proposal that a stockholder intends to present to stockholders other than by inclusion in our proxy statement for the 2027 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 7, 2027. Even if proper notice is received on or prior to February 7, 2027, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

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HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the accompanying annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions.

If any beneficial stockholder residing at such an address desires at this time or in the future to receive a separate copy of this proxy statement and the accompanying annual report or if any such stockholder who currently receives a separate proxy statement and annual report and would like to receive only a single set in the future, the stockholder should provide such instructions to us by calling Conor Fennerty, Chief Financial Officer, at (216) 755-5500, or by writing to Curbline Properties Corp., Attn. Investor Relations, at 320 Park Avenue, New York, New York 10022.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders and other interested parties may send written communications to our Board, any individual director or the non-management directors as a group by mailing them to our Board, c/o General Counsel, Curbline Properties Corp., 320 Park Avenue, New York, New York 10022. All communications will be forwarded to our Board, the individual director or the non-management directors as a group, as applicable.

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Frequently Asked Questions

Why did you send me this proxy statement?

The Company sent you this proxy statement and the accompanying Notice of Annual Meeting of Stockholders, 2025 Annual Report, which includes our financial statements, and proxy card because our Board is soliciting your proxy to vote at our 2026 Annual Meeting. This proxy statement summarizes information you need to know in order to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned shares of our common stock at the close of business on March 12, 2026, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 105,538,374 shares of common stock outstanding.

How do I attend and vote at the virtual Annual Meeting?

The Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the Annual Meeting in person. The online meeting will begin promptly on Thursday, May 7, 2026 at 10:00 a.m. Eastern Time.

Attending the Annual Meeting as a Stockholder of Record. If you were a holder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare) of shares of our common stock at the close of business on the record date, you will be able to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. You can access the meeting by visiting www.meetnow.global/MX2X6KG and entering the 15-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials sent to you.

Registering to Attend the Annual Meeting as a Beneficial Owner. If you were a beneficial holder of shares of our common stock at the close of business on the record date (i.e. you held your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. The legal proxy must also include the number of shares of common stock you own in the Company. You must forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Monday, May 4, 2026. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MX2X6KG and enter your control number.

Attending the Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, you should access the meeting center at www.meetnow.global/MX2X6KG, click on the “Guest” tab and then enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Voting Shares. If you have a control number as discussed above, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Vote” tab on the meeting center site. Once you submit your proxy, there is no need to vote at the Annual Meeting unless you wish to change or revoke your vote. Whether or not you

66 Curbline Properties Corp. | 2026 Proxy Statement

plan to participate in the live webcast of the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the question below titled “How do I vote by proxy?”

Asking Questions; Rules of Conduct. If you are a stockholder of record or if you have registered with Computershare as a beneficial owner in accordance with the process described above, you may submit questions before or during the Annual Meeting by accessing the meeting center at www.meetnow.global/MX2X6KG, entering your control number and clicking on the “Q&A” tab. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with our rules of conduct for the Annual Meeting. Questions regarding matters that are not pertinent to the Annual Meeting will not be answered.

Technical Support. If you encounter technical difficulties accessing the virtual meeting platform or during the Annual Meeting, please contact Computershare Stockholder Services at 1-888-724-2416.

How many votes do I have?

Each share of common stock of the Company outstanding on the record date is entitled to one vote on each item submitted to stockholders for their consideration. The accompanying proxy card indicates the number of shares that you owned on the record date. Our stockholders do not have the right to cumulate their votes in the election of directors.

How do I vote by proxy?

Stockholders of record may vote either by completing, properly signing, and returning the accompanying proxy card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your proxy card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the proxy card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•
“FOR” the election of Jane E. DeFlorio and Barry A. Sholem, as directors;
•
“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers
•
“FOR” the approval, on an advisory basis, of every “1 Year” for future stockholder advisory votes to approve the compensation of the Company’s named executive officers; and
•
“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026.

Stockholders of record may vote by calling toll free 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/curb. Voting instructions, including your stockholder account number and personal proxy control number, are contained on the accompanying proxy card. Those stockholders of record who choose to vote by telephone must do so prior to the commencement of the Annual Meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the voting instruction form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions, and to confirm that those instructions have

Curbline Properties Corp. | 2026 Proxy Statement 67

been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 6, 2026.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. The Company did not receive any notice of a stockholder proposal to be presented at the Annual Meeting by November 26, 2025, the deadline pursuant to the advance notice provision of the Company’s Bylaws, and as of the date of this proxy statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, mailing a signed proxy card bearing a later date, submitting your proxy again by telephone or over the Internet or by voting online at the Annual Meeting. The powers of the proxy holders will be suspended if you vote your shares at the Annual Meeting, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you hold your shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by forwarding a copy of the legal proxy, along with your email address, to Computershare in order to obtain a control number and then using that control number to access and vote at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions, and individuals.

Can I receive these proxy materials by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing proxy materials. If you are a registered stockholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

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What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common stock issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Two Class II Directors

To be elected, directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a director nominee must exceed the number of votes cast “Against” that director nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the stockholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Approval, on an Advisory Basis, of the Frequency of Future Stockholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the frequency choice (every 1 year, every 2 years or every 3 years) receiving the most votes cast by holders of our common stock to be the frequency recommended by the stockholders for future advisory votes on the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Four: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2026

Although our independent registered public accounting firm may be selected by the Audit Committee without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the stockholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting. There will be no broker non-votes on Proposal Four.

For stockholders who hold their shares of common stock in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, under NYSE rules, the bank or brokerage firm will not vote such shares for Proposal One, Two or Three resulting in broker non-votes with respect to such shares. As a result, it is important that stockholders vote their shares.

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ANNEX A

Definitions and Reconciliations of Non-GAAP Financial Measures and Operational Metrics

FFO and Operating FFO

Funds from Operations (“FFO”) is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of REIT performance. The Company believes that both FFO and Operating FFO provide additional indicators of the financial performance of a REIT, more appropriately measure the core operations of the Company, and provide benchmarks to its peer group. FFO is generally defined and calculated by the Company as net income attributable to Curbline (computed in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”)), adjusted to exclude (i) gains and losses from disposition of real estate property, which are presented net of taxes, (ii) impairment charges on real estate property, (iii) gains and losses from changes in control and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles net of depreciation allocated to non-controlling interests. The Company’s calculation of FFO is consistent with the definition of FFO provided by NAREIT. The Company calculates Operating FFO as FFO excluding certain non-operating charges, income and gains/losses. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains/losses to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate FFO and Operating FFO in a different manner. Reconciliations of FFO and Operating FFO to net income attributable to Curbline, their most directly comparable GAAP measure, are set forth below.

2025 ($ in thousands, except per share)
Net income attributable to Curbline	39,829
Depreciation and amortization of real estate investments, net of non-controlling interests	72,314
Gain on disposition of real estate, net of non-controlling interests	(1,376)
FFO attributable to Curbline	110,767
Transaction, debt extinguishment and other costs, net of non-controlling interests	1,234
Operating FFO attributable to Curbline	112,001

FFO per diluted average outstanding shares (105.3 million shares)	1.06

NOI and SPNOI

The Company also uses net operating income (“NOI”), a non-GAAP financial measure, as a supplemental performance measure. NOI is calculated as property revenues less property related expenses and excludes depreciation and amortization expense, interest income and expense and corporate level transactions. The Company believes NOI provides useful information to investors regarding the Company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and, when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis.

Curbline Properties Corp. | 2026 Proxy Statement A-1

The Company presents NOI information herein on a same-property basis (“SPNOI”). The Company defines SPNOI as property revenues less property-related expenses, which excludes depreciation and amortization expense, interest income and expense and corporate level transactions, as well as straight-line rental income and reimbursements and expenses, lease termination income, management fee expense and fair market value of leases. SPNOI only includes assets owned for the entirety of both comparable periods.

Reconciliations of NOI and SPNOI to net income attributable to Curbline, their most directly comparable GAAP measure, are set forth below.

	2025 ($ in thousands)	2024 ($ in thousands)
Net income attributable to Curbline	39,829	10,262
Interest expense	12,141	901
Interest income	(18,556)	(7,810)
Depreciation and amortization	72,408	41,911
General and administrative	33,922	17,439
Other income (expense), net	(1,777)	30,560
Gain on disposition of real estate, net	(1,378)	—
Tax expense	307	4
Non-controlling interests	52	11
Total Curbline NOI	136,948	93,278
Less: Non-Same Property NOI	(55,661)	(14,584)
Total Same-Property NOI	81,287	78,694

Total Curbline NOI % Change	46.8%
Same-Property NOI % Change	3.3%

Capital Expenditures
Maintenance capital expenditures	3,182
Tenant allowances and landlord work, net	3,839
Leasing commissions, net	2,637

FFO, Operating FFO, NOI and SPNOI do not represent cash generated from operating activities in accordance with GAAP, are not necessarily indicative of cash available to fund cash needs and should not be considered as alternatives to net income computed in accordance with GAAP, as indicators of the Company’s operating performance or as alternatives to cash flow as a measure of liquidity.

Cash and Straight-Lined Lease Spreads

The Company calculates Cash Leasing Spreads by comparing the prior tenant's annual base rent in the final year of the prior lease to the executed tenant’s annual base rent in the first year of the executed lease. Straight-Lined Leasing Spreads are calculated by comparing the prior tenant’s average base rent over the prior lease term to the executed tenant’s average base rent over the term of the executed lease. For both Cash and Straight-Lined Leasing Spreads, the reported calculation excludes first generation units and spaces vacant at the time of acquisition and includes all leases for spaces vacant greater than twelve months along with split and combination deals.

A-2 Curbline Properties Corp. | 2026 Proxy Statement

CURBLINE VOTE Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/curb or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/curb Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. Proposals — The Board of Directors recommends a vote FOR all the director nominees listed, FOR Proposals 2 and 4 and for every 1 YEAR on Proposal 3. 1. Election of two Class II Directors: For Against Abstain For Against Abstain 01 - Jane E. DeFlorio 02 - Barry A. Sholem For Against Abstain 1 YR 2 YRS 3 YRS Abstain 2. Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers. 3. Approval, on an Advisory Basis, of the Frequency of Future Stockholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers. 4. Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2026. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 0485EB

2026 Annual Meeting of Curbline Properties Corp. Stockholders The 2026 Annual Meeting of Stockholders of Curbline Properties Corp. will be held virtually on Thursday, May 7, 2026 at 10:00 am ET, via live webcast at www.meetnow.global/MX2X6KG. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Curbline Properties Corp. Proxy Statement and 2025 Annual Report to Stockholders are available at: www.proxydocs.com/curb. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/curb IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Curbline Properties Corp. Annual Meeting of Stockholders - May 7, 2026 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Conor M. Fennerty, Lesley H. Solomon and Christina M. Yarian, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the Curbline Properties Corp. shares of Common Stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2026 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED, “FOR” PROPOSALS 2 AND 4 AND FOR EVERY “1 YEAR” ON PROPOSAL 3. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. (Continued and to be marked, dated and signed on the other side) If voting by mail, complete sections A and B on the reverse side of this card and, if applicable, section C below. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.